<pre>
                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-87062

                              CONECTISYS CORPORATION

                     PROSPECTUS SUPPLEMENT DATED AUGUST 23, 2002
                        TO PROSPECTUS DATED JUNE 10, 2002

The prospectus of ConectiSys Corporation dated June 10, 2002 is supplemented to include information from the quarterly report on Form 10-QSB for the quarter ended June 30, 2002 filed with the Securities and Exchange Commission by ConectiSys Corporation on August 22, 2002 and to include other updated information. Our condensed consolidated financial statements and related notes for the three and nine months ended June 30, 2002 are included at pages F-1 to F-37 of this supplement.

THE FOLLOWING RISK FACTORS ARE UPDATED:
--------------------------------------------------------------------
RISK FACTORS

        An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors before deciding to invest in shares of our common stock. If any of the following risks actually occurs, it is likely that our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

                         Risks Related to Our Business

        We have no history of revenues, have incurred significant losses, expect continued losses and may never achieve profitably. If we continue to incur losses, we may have to curtail our operations, which may prevent us from successfully deploying our H-Net(TM) wireless meter reading system.

        We have no history of revenues, have not been profitable and expect continued losses. Historically, we have relied upon cash from financing activities to fund all of the cash requirements of our activities and have incurred significant losses and experienced negative cash flow. As of June
30, 2002, we had an accumulated deficit of approximately $22,389,615. For our fiscal year ended September 30, 2001, we incurred a net loss of $2,154,367 and for our fiscal year ended September 30, 2000, we incurred a net loss of $3,812,140. We cannot predict when we will become profitable or if we ever will become profitable, and we may continue to incur losses for an indeterminate period of time and may never achieve or sustain profitability. An extended period of losses and negative cash flow may prevent us from successfully deploying our H-Net(TM) wireless meter reading system, or our H-Net(TM) system, and operating or expanding our business. As a result of our financial condition, our independent auditors have issued an opinion questioning our ability to continue as a going-concern.

        Our significant losses have resulted principally from costs incurred in connection with the development of our H-Net(TM)system and from costs associated with our administrative activities. We expect our operating expenses to dramatically increase as a result of our planned deployment of our H-Net(TM) system. Since we have not yet completed the development of our H-Net(TM) system, have no operating history and no sources of revenues, we cannot assure you that our business will ever become profitable or that we will ever generate sufficient revenues to meet our expenses and support our planned activities. Even if we are able to achieve profitability, we may be unable to sustain or increase our profitability on a quarterly or annual basis.

        We need and may be unable to obtain additional financing on satisfactory terms, which may require us to accept financing on burdensome terms that may cause substantial dilution to our shareholders and impose onerous financial restrictions on our business.

        We require additional financing. Deteriorating global economic conditions may cause prolonged declines in investor confidence in and accessibility to capital markets. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. This financing may also dilute existing shareholders' equity. Any debt financing or other financing of securities senior to our common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose any then-existing sources of financing and our ability to secure new sources of financing may be impaired.

                  Risks Related To This Offering

        Shares of our common stock eligible or to become eligible for public sale could adversely affect our stock price and make it difficult for us to raise additional capital through sales of equity securities.

        As of August 12, 2002, we had outstanding 48,534,286 shares of common stock, of which all but approximately 19,849,000 shares were unrestricted under the Securities Act of 1933. As of August 12, 2002, we also had outstanding options, warrants, promissory notes, convertible debentures and preferred stock that were exercisable for or convertible into approximately 194,337,000 shares of common stock, approximately 145,255,000 of which are covered by registration rights. Sales of a substantial number of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price of our common stock. Any adverse effect on the market price of our common stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

        Conversion or exercise of our outstanding derivative securities could substantially dilute your investment because the conversion and exercise prices of those securities and/or the number of shares of common stock issuable upon conversion or exercise of those securities are subject to adjustment.

        We have issued various notes, debentures and warrants that are convertible or exercisable at prices that are subject to adjustment due to a variety of factors, including fluctuations in the market price of our common stock and the issuance of securities at an exercise or conversion price less than the then-current exercise or conversion price of those notes, debentures or warrants. As of August 12, 2002, the closing price of a share of our common stock on the OTC Bulletin Board(R) was $.025. On that date, our notes, debentures and warrants outstanding with adjustable conversion and/or exercise prices were convertible or exercisable into approximately 174,877,000 shares of our common stock. The number of shares of common stock that these adjustable securities ultimately may be converted into or exercised for could prove to be greater than this amount if the market price of our common stock declines. You could, therefore, experience substantial dilution of your investment as a result of the conversion or exercise of our outstanding derivative securities.

        The applicable conversion price of our debentures issued to the selling security holders identified in this prospectus is variable and does not have a lower-limit, therefore the dilutive effect to our existing security holders is theoretically limitless. Conversely, because the variable conversion price of these debentures has an upper limit, an increase in the trading price of a share of our common stock will result in a limited benefit to existing security holders with respect to the conversion of these debentures. The following table sets forth the number of shares issuable upon conversion of the principal portion of the debentures issued to the selling security holders identified in this prospectus and outstanding as of August 12, 2002, based upon the indicated hypothetical trading prices:

                                         Number of            Percentage
Hypothetical       Conversion             Shares              of Company's
Trading Price      Price (1)            Issuable(2)          Common Stock (3)
-------------     -----------------    -----------------   ---------------
   $.1600             $.0600              11,446,333          19.08%
   $.1200             $.0600              11,446,333          19.08%
   $.0800             $.0400              17,169,500          26.13%
   $.0400             $.0200              34,339,000          41.44%
   $.0200             $.0100              68,678,000          58.59%
   $.0100             $.0050             137,356,000          73.89%
   $.0075             $.00375            183,141,333          79.05%
   $.0050             $.00250            274,712,000          84.99%
   $.0025             $.00125            549,424,000          91.88%

--------------------
(1) The conversion price of our debentures is the lower of (a) 50% of the average of the three lowest intraday trading prices of a share of our common stock on the OTC Bulletin Board(R) during the twenty trading days immediately preceding the conversion date, and (b) $.06. As of August 12, 2002, the applicable conversion price was $.005.

(2) Our current authorized capital allows us to issue a maximum of 250,000,000 shares of common stock.

(3) Amounts are based on 48,534,286 shares of our common stock outstanding as of August 12, 2002 plus the corresponding number of shares issuable. Each of the security holders may not convert our debentures into more than 4.9% of our then-outstanding common stock; however, the security holders may waive the 4.9% limitation, thus allowing the conversion of their debentures into a number of shares of common stock in excess of 4.9% of our then-outstanding common stock.

        The selling security holders identified in this prospectus may elect to receive payment for accrued and unpaid interest on our convertible debentures in shares of our common stock based on the conversion price and on the same terms described above with respect to conversions of the principal portion of these debentures. As a result of conversions of the principal or interest portion of our convertible debentures and related sales of our common stock by the selling security holders identified in this prospectus, the market price of our common stock could be depressed, thereby resulting in a significant increase in the number of shares issuable upon conversion of the principal and interest portions of these debentures. You could, therefore, experience substantial dilution of your investment as a result of the conversion of the principal or interest portions of our convertible debentures.

        Our common stock price is subject to significant volatility, which could result in substantial losses for investors and in litigation against us.

        The stock market as a whole and individual stocks historically have experienced extreme price and volume fluctuations, which often have been unrelated to the performance of the related corporations. During the quarter ended June 30, 2002, the high and low closing bid prices of our common stock were $.13 and $.018, respectively. The market price of our common stock may exhibit significant fluctuations in the future response to various factors, many of which are beyond our control and which include:

        o variations in our quarterly operating results, which variations could result from, among other things, changes in the needs of one or more of our customers;
        o changes in market valuations of similar companies and stock market price and volume fluctuations generally;
        o economic conditions specific to the industries in which we operate;
        o announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;
        o       regulatory developments;
        o       additions or departures of key personnel; and
        o future sales of our common stock or other debt or equity securities.

        If our operating results in future quarters fall below the expectations of market makers, securities analysts and investors, the price of our common stock likely will decline, perhaps substantially. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources. Consequently, the price at which you purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you.

THE FOLLOWING RISK FACTOR IS DELETED:
---------------------------------------------------------------

        We are unable to predict the impact that the continuing threat of terrorism and the responses to that threat by military, government, business and the public may have on our business, prospects, results of operations and financial condition.

        The terrorist attacks in the United States and other countries, which attacks have brought devastation to many people and shaken consumer confidence, have disrupted commerce throughout the world. The continuing threat of terrorism in the United States and other countries and heightened security measures, as well as current and any future military action in response to such threat, may cause significant disruption to the global economy, including widespread recession. To the extent that such disruptions result in a general decrease in spending that could decrease demand for our H-Net(TM) system, in our inability to effectively market, manufacture or ship our H-Net(TM) system, or in financial or operational difficulties for various contract manufacturers, vendors and customers on which we plan to rely, our business and results of operations could be materially and adversely affected. We are unable to predict whether the continuing threat of terrorism or the responses to that threat will result in any long-term commercial disruptions or whether such terrorist activities or responses will have any long-term material and adverse effects on our business, prospects, results of operations and financial condition.

THE CAPITALIZATION TABLE IS REPLACED WITH THE FOLLOWING:
-------------------------------------------------------------------------
CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2002. You should read this information together with our consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus. The table excludes an aggregate of approximately 194,650,000 shares of common stock that were issuable upon conversion or exercise of outstanding convertible notes, debentures, options and warrants as of June 30, 2002.

                                                           June 30, 2001
                                                             (unaudited)

Long-term debt, less current portion.........................       ---
                                                              ----------
Shareholders' equity:
   Preferred stock, $1.00 par value.
     Authorized 50,000,000 shares.
     Class A Preferred Stock, $1.00 par value,
       1,000,000 shares authorized, 200,020 shares
       issued and outstanding....................................200,020
   Common stock, no par value. Authorized
    250,000,000 shares; issued and outstanding,
    45,498,936................................................18,337,422
   Additional paid in capital
     Class B Preferred Stock, $1.00 par value,
       1,000,000 shares authorized, no shares issued
       and outstanding...........................................100,000
     Common stock, no par value. Stock options exercisable.....1,346,570
Beneficial conversion option.....................................770,367
Accumulated deficit..........................................(22,398,615)
                                                             ------------
        Total shareholders' equity (deficit).................$(1,635,236)
                                                             ------------
        Total capitalization.................................$(1,635,236)

THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS SECTION IS REPLACED WITH THE FOLLOWING:
--------------------------------------------------------------------------

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes and the information included under the caption "Risk Factors" included elsewhere in this prospectus. Except for historical information, the following discussion contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions and our current beliefs regarding revenues we might earn if we are successful in implementing our business strategies. See "Special Note Regarding Forward-Looking Statements" for further information regarding forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements as a result of a number of factors, many of which are beyond our control, including those factors discussed under "Risk Factors" and other headings in this prospectus, which could, among other things, cause the price of our common stock to fluctuate substantially.

Overview

        Since 1995, we have been a development-stage company engaged in the development of a low-cost automatic meter reading, or AMR, solution. We have developed a low-cost AMR solution that includes a proprietary system employing specialized hardware and software that will allow for residential and commercial applications. Our proprietary system is called H-Net(TM), which is a trademark of ConectiSys.

        We are currently in a cost-reduction phase of the development of our H-Net(TM) system and have completed the development for commercial production of our H-Net(TM) 4.0 wireless meter reading product. We have not yet sold any H-Net(TM) systems and we do not expect any significant sales of our H-Net(TM) systems until late 2002 to early 2003. Accordingly, we have not earned any significant revenues from the sale of H-Net(TM) systems. We have no history of revenues and have incurred significant losses since the beginning of the development of our H-Net(TM) system. We have a significant accumulated deficit and negative working capital. As a result of our financial condition, our independent auditors have issued an opinion questioning our ability to continue as a going-concern.

Critical Accounting Policies and Estimates

 The following discussion and analysis is based upon our financial statements, which have been prepared using accounting principles generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses, and assets and liabilities, during the periods reported. Estimates are used when accounting for certain items such as depreciation, likelihood of realization of certain assets, employee compensation programs and valuation of intangible assets. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from our estimates.

        We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements. We have based our financial statements on the assumption of our operations continuing as a going concern. As a result, we continue to depreciate fixed assets and show certain debts as long-term.
We have written-off the value of technology in prior periods because the realization of that value was doubtful. Our compensation of consultants and employees with our capital stock is recorded at estimated market value. The volatile nature of the price of our common stock causes wide disparities in certain valuations.

Results of Operations

        Comparison of Three Months Ended June 30, 2002 and Three Months Ended June 30, 2001

        We did not generate any revenues for the three months ended June 30, 2002 and June 30, 2001. General and administrative expenses decreased by $341,444 or 41.2% to $487,567 for the three months ended June 30, 2002 as compared to $829,011 for the same period in 2001. This decrease was due to a decrease in our H-Net(TM) system's development costs.

        Interest expense increased by $280,780 or 1,723.3% to $297,073 during the three months ended June 30, 2002 as compared to $16,293 for the same period in 2001. This increase in interest expense was due to increased borrowings between the periods reported.

        Net loss for the three months ended June 30, 2002 decreased by $159,583 or 16.9% or $784,640 as compared to a net loss of $944,223 for the same period in 2001. This decrease primarily was due to the decrease in general and administrative expenses as described above.

        Comparison of Nine Months Ended June 30, 2002 and Nine Months Ended June 30, 2001

        We did not generate any revenues for the nine months ended June 30, 2002 and June 30, 2001. General and administrative expenses decreased by $18,302 or 1.2% to $1,505,691 for the nine months ended June 30, 2002 as compared to $1,523,993 for the same period in 2001.

        Interest expense increased by $280,780 or 885.4% to $312,493 during the nine months ended June 30, 2002 as compared to $31,713 for the same period in 2001. This increase in interest expense was due to increased borrowings between the periods reported.

        Net loss for the nine months ended June 30, 2002 increased by $163,559 or 9.9% to $1,818,184 compared to a net loss of $1,654,625 for the same period in 2001. This increase in net loss primarily was due to an increase in expenses as described above.

Liquidity and Capital Resources

        During the three months ended June 30, 2002 we financed our operations solely through private placements of securities. Because we are a development-stage company with only one product in development, we have never generated any revenue from operations. Our consolidated financial statements as of and for the years ended September 30, 2001 and 2000 have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

        As of June 30, 2002, we had negative working capital of approximately $2,327,130 and an accumulated deficit of $22,389,615. As of that date, we had approximately $250,075 in cash and cash equivalents. We had accounts payable and accrued compensation expenses of approximately $911,960. We had other liabilities, including amounts due to officers, notes and convertible debts of approximately $1,665,245, including those issued prior to the beginning of fiscal year 2002. To the extent convertible debentures or promissory notes that we have issued are converted into shares of common stock, we will not be obligated to repay the converted amounts.

        Cash used in our operating activities totaled $1,133,387 for the nine months ended June 30, 2002 as compared to $459,744 for the nine months ended June 30, 2001.

        Cash provided by our financing activities totaled $1,377,351 for the nine months ended June 30, 2002 as compared to $478,843 for the nine months ended June 30, 2001. We raised all of the cash provided by financing activities during the nine months ended June 30, 2002 from the issuance of convertible debentures and/or promissory notes.

        In April 2001, we issued an 8% Convertible Note to Laurus Master Fund, Ltd., or Laurus, in the principal amount of $300,000. We have been unable to repay the amounts owed under this note and we have failed to satisfy our obligation to register for resale the shares of common stock underlying this note. On February 15, 2002, and as amended on April 2, 2002, we agreed to settlement terms with Laurus regarding our obligations under this note. Under the terms of this settlement arrangement, we paid to Laurus $100,000 in cash on February 19, 2002 and $50,000 in cash on April 5, 2002. We also agreed with Laurus that our obligations under a registration rights agreement would terminate, and that we would make payments in an aggregate of $75,000 by August 15, 2002. Further, we agreed with Laurus that the principal balance of the 8% Convertible Promissory Note would be reduced to $250,000, the interest rate would be increased to 14%, and that the $75,000 to be received by August 15, 2002 would further reduce the principal balance of this note. We also agreed with Laurus that under the note, we would make minimum monthly payments commencing September 1, 2002 of $14,583 plus accrued and unpaid interest until all amounts owed under the note have been repaid in full. Laurus also agreed to a modification of their agreements with us that limits the amount of our common stock that they may own at any time to 4.99%.

        In connection with our arrangement with Laurus regarding the repayment of its note, Laurus agreed that 500,000 warrants of the 1,000,000 warrants originally issued in connection with the 8% Convertible Note, would be cancelled. Laurus further agreed that upon receipt of payments in the aggregate amount of $225,000, it would return all shares of common stock of ConectiSys held as security with the exception of 2,335,885 shares which would remain outstanding as security for the full satisfaction of our obligations to Laurus. Finally, we agreed to re-price 250,000 warrants held by Laurus from an exercise price of $.192 per share to an exercise price of $.10 per share and also agreed to re-price another 250,000 warrants held by Laurus from an exercise price of $.192 per share to an exercise price of $.15 per share. As of June 30, 2002, approximately $233,000 of principal and accrued and unpaid interest under this note remained outstanding and as of August 12, 2002, approximately $237,000 of principal and accrued and unpaid interest under this note remained outstanding.

        In February 2002, we borrowed $340,000 from the Mercator Momentum Fund in order to make the initial $100,000 payment under our settlement arrangement with Laurus and to fund continuing development of our H-NetTM system. This loan from the Mercator Momentum Fund is a short-term loan due May 15, 2002 and accrues interest an annual rate of 18%. The loan was secured by shares of our common stock. As of June 13, 2002, we owed Mercator Momentum Fund approximately $243,000 of principal and accrued and unpaid interest under this loan and were in default in the repayment of this debt.

        On June 14, 2002, Mercator Momentum Fund transferred collateral in the form of 5,861,814 shares of our common stock into its name as a result of our default on its loan. Of the 5,861,814 shares of common stock transferred into the name of Mercator Momentum Fund, 3,500,000 shares of our common stock were issued and pledged as collateral by us in February 2002, and 2,361,814 shares of our common stock were pledged as collateral by Robert Spigno, our Chief Executive Officer, in February 2002.

        On June 21, 2002, Mercator Momentum Fund filed an action against ConectiSys Corporation, Robert A. Spigno and Patricia A. Spigno in the Superior Court of California, County of Los Angeles (Case No. BC276283) for breach of promissory note, foreclosure of security interests and fraud and deceit. Mr. Spigno is the Chairman of the Board and a director of our company and is also our Chief Executive Officer. Ms. Spigno is our Secretary and Chief Financial Officer. On July 3, 2002, Mercator Momentum Fund filed a first amended complaint in the Superior Court of California, County of Los Angeles (Case No. BC276283) adding a claim for common count for money lent. Mercator Momentum Fund seeks damages of approximately $243,000 plus approximately $66 in interest per day commencing June 21, 2002 and other compensatory and punitive damages of unspecified amount. The complaint relates to the loan in February 2002 from Mercator Momentum Fund of $340,000, as more particularly described above. We believe that Mercator Momentum Fund's claims are without merit because, among other factors, we have affirmative defenses to those claims, including usury and the satisfaction of amounts owed under loan from Mercator Momentum Fund as a result of the enforcement by Mercator Momentum Fund of its security interest in shares of our common stock. We intend to vigorously defend against these claims and to pursue appropriate counterclaims against Mercator Momentum Fund. Due to the size of the amount owed to Mercator Momentum Fund and our poor financial condition, an adverse decision in the litigation against us could have a materially negative impact on our financial condition and business prospects, including the development of our H-Net(TM) system.

        In March 2002, we issued $300,000 of our secured convertible debentures to four accredited investors in the first stage of a three-stage offering. The secured convertible debentures are due March 29, 2003 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $225,000. As of August 12, 2002, an aggregate of $236,780 of principal plus related accrued and unpaid interest relating to the debentures issued in March 2002 remained outstanding.

        In May 2002, we issued $150,000 of our secured convertible debentures to four accredited investors in the second stage of a three-stage offering. The secured convertible debentures are due May 10, 2003 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $140,000. As of August 12, 2002, an aggregate of $150,000 of principal plus related accrued and unpaid interest relating to the debentures issued in March 2002 remained outstanding.

        In June 2002, we issued $300,000 of our secured convertible debentures to four accredited investors in the third stage of a three-stage offering. The secured convertible debentures are due June 17, 2003 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $237,500. As of August 12, 2002, an aggregate of $300,000 of principal plus related accrued and unpaid interest relating to the debentures issued in June 2002 remained outstanding.

        As of August 12, 2002 we had two additional notes due September 1, 2002 payable in the aggregate approximate amount of $258,500, of which one note in the amount of approximately $114,600 was held by Robert Spigno, our Chairman of the Board and Chief Executive Officer. These notes bear interest at an annual rate of 18%.

        Our continued operations are dependent on securing additional sources of liquidity through debt and/or equity financing.

        As indicated above, our consolidated financial statements as of and for the years ended September 30, 2001 and 2000 have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As discussed in this prospectus and in Note 1 to our consolidated financial statements for the years ended September 30, 2001 and 2000, we have suffered recurring losses from operations and at September 30, 2001 had net capital and working capital deficiencies. These factors, among others, raised substantial doubt about our ability to continue as a going concern and led our independent certified public accountants to modify their unqualified opinion to include an explanatory paragraph related to our ability to continue as a going concern. The consolidated financial statements included in this prospectus do not include any adjustments that might result from the outcome of this uncertainty.

        We have been, and currently are, working toward identifying and obtaining new sources of financing. Deteriorating global economic conditions may cause prolonged declines in investor confidence in and accessibility to capital markets. Further, our current secured convertible debenture financing documents contain notice and right of first refusal provisions and the grant of a security interest in substantially all of our assets in favor of the convertible debenture investors, all of which provisions will restrict our ability to obtain debt and/or equity financing.

        Any future financing that we may obtain may cause significant dilution to existing stockholders. Any debt financing or other financing of securities senior to common stock that we are able to obtain will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

        If adequate funds are not available, we may be required to delay, scale back or eliminate portions of our operations and product and service development efforts or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Accordingly, the inability to obtain such financing could result in a significant loss of ownership and/or control of our proprietary technology and other important assets and could also adversely affect our ability to fund our continued operations and our product and service development efforts that historically have contributed significantly to our competitiveness.

        We are completing research and development of our H-Net(TM) system with the goal of deployment of the H-Net(TM) system in late 2002 or early 2003. We believe that if we are successful in deploying our H-Net(TM) system, we will begin to generate revenues from our business activities.


THE LEGAL MATTERS SECTION OF THE BUSINESS SECTION
IS REPLACED WITH THE FOLLOWING:
----------------------------------------------------------------------------

Legal Matters

        In February 2002, we borrowed $340,000 from the Mercator Momentum Fund in order to make the initial $100,000 payment under our settlement arrangement with Laurus and to fund continuing development of our H-Net(TM) system. This loan from the Mercator Momentum Fund is a short-term loan due May 15, 2002 and accrues interest an annual rate of 18%. The loan was secured by shares of our common stock. As of June 13, 2002, we owed Mercator Momentum Fund approximately $243,000 of principal and accrued and unpaid interest under this loan and were in default in the repayment of this debt.

        On June 14, 2002, Mercator Momentum Fund transferred collateral in the form of 5,861,814 shares of our common stock into its name as a result of our default on its loan. Of the 5,861,814 shares of common stock transferred into the name of Mercator Momentum Fund, 3,500,000 shares of our common stock were issued and pledged as collateral by us in February 2002, and 2,361,814 shares of our common stock were pledged as collateral by Robert Spigno, our Chief Executive Officer, in February 2002.

        On June 21, 2002, Mercator Momentum Fund filed an action against ConectiSys Corporation, Robert A. Spigno and Patricia A. Spigno in the Superior Court of California, County of Los Angeles (Case No. BC276283) for breach of promissory note, foreclosure of security interests and fraud and deceit. Mr. Spigno is the Chairman of the Board and a director of our company and is also our Chief Executive Officer. Ms. Spigno is our Secretary and Chief Financial Officer. On July 3, 2002, Mercator Momentum Fund filed a first amended complaint in the Superior Court of California, County of Los Angeles (Case No. BC276283) adding a claim for common count for money lent. Mercator Momentum Fund seeks damages of approximately $243,000 plus approximately $66 in interest per day commencing June 21, 2002 and other compensatory and punitive damages of unspecified amount. The complaint relates to the loan in February 2002 from Mercator Momentum Fund of $340,000, as more particularly described above. We believe that Mercator Momentum Fund's claims are without merit because, among other factors, we have affirmative defenses to those claims, including usury and the satisfaction of amounts owed under loan from Mercator Momentum Fund as a result of the enforcement by Mercator Momentum Fund of its security interest in shares of our common stock. We intend to vigorously defend against these claims and to pursue appropriate counterclaims against Mercator Momentum Fund. Due to the size of the amount owed to Mercator Momentum Fund and our poor financial condition, an adverse decision in the litigation against us could have a materially negative impact on our financial condition and business prospects, including the development of our H-Net(TM) system.

        In 1997, the Securities and Exchange Commission filed suit in the United States District Court in the Central District of California against ConectiSys and other individuals seeking permanent injunctions against all defendants and civil penalties from those individuals based on alleged violations of Sections 5(a), 5(c) and 17(a)(1)-(3) of the Securities Act of 1933, Sections 15(c) and 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder in connection with the sale of common stock of ConectiSys in 1995 and 1996. Specifically, the Securities and Exchange Commission alleged that a fraudulent scheme was orchestrated and directed by ConectiSys and the other defendants to engage in the sale and distribution of unregistered shares of the common stock of ConectiSys by creating the appearance of an active trading market for the stock of ConectiSys and artificially inflating the price of its shares. After the conduct of a trial of this matter without a jury, the court found in favor of the Securities and Exchange Commission on the claim that ConectiSys violated Sections 5(a), 5(c), and 17(a) of the Securities Act of 1933. ConectiSys was not found to have violated section 10(b), 10(b-5), or 15(c) of the Securities Exchange Act of 1934. We were subsequently ordered to disgorge proceeds totaling $175,000, but appealed the judgment against us in favor of the Securities and Exchange Commission.

        In March 1999, we agreed with the Securities and Exchange Commission to the terms of a settlement of its litigation against us. Under the terms of that settlement, we dismissed our then- pending appeal of a judgment against us in favor of the Securities and Exchange Commission and accepted a permanent injunction against us prohibiting actions that would violate federal securities laws in connection with the offer, purchase or sale of securities. The Securities and Exchange Commission agreed to waive a requirement of the judgment under appeal that we disgorge $175,000 of proceeds from the sale of our common stock due to our inability to pay this amount. On March 9, 1999, an amended final judgment of permanent injunction and other relief memorializing these agreements was entered in connection with the execution by us of a consent to entry of injunction. An injunction of this nature is viewed unfavorably by analysts and investors and may make it more difficult for us to raise additional debt or equity financing necessary to run our business.

THE CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION IS REPLACED WITH THE FOLLOWING:
---------------------------------------------------------------------------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Effective August 1995, we leased office space from S.W. Carver Corporation, a company owned by Robert Spigno and Patricia Spigno. The original lease period was twelve months, renewable annually each April at the option of ConectiSys. Effective April 1998, the monthly rent was increased from $2,000 to $2,500. Aggregate lease expenditures for the ten-month period ended September 30, 1999 were $25,000 and for the year ended September 30, 2000 were $27,500. This office space lease was terminated in September 2000. We believe the lease rates were at fair market value.

        At September 30, 2000, Robert Spigno had made cumulative cash advances to ConectiSys of $75,000. On October 1, 2000, these advances were memorialized in a revolving promissory note, executed by ConectiSys in favor of Mr. Spigno, due on demand, at an annual interest rate of 18%. During the year ended September 30, 2001, additional cash advances were made by Mr. Spigno under this note in the amount of $20,000 and we repaid an aggregate of $50,000 to Mr. Spigno on this note. As of September 30, 2001, total accrued and unpaid interest was $11,880, resulting in a $56,880 balance under the note. On September 30, 2001, we executed a new promissory note due September 1, 2002 initially in that amount. For the year ended September 30, 2000, we incurred interest expenses in the amount of $21,766, including $10,583 associated with the assumption by Mr. Spigno of a promissory note due S.W. Carver Corporation, which was repaid in May 2000. The amounts due Mr. Spigno under these arrangements as of June 30, 2002 was $124,074.

        At September 30, 2000, Patricia Spigno had made cumulative cash advances to ConectiSys of $61,945, under a revolving promissory note effective October 1, 2000, executed by ConectiSys in favor of Ms. Spigno, due on demand, at an annual interest rate of 18%. During the year ended September 30, 2001, we repaid an aggregate of $40,681 to Ms. Spigno on this note. As of September 30, 2001, total accrued and unpaid interest was $4,610, resulting in a $25,874 balance under the note. On September 30, 2001, we executed a new promissory note due September 1, 2002 initially in that amount. Ms. Spigno also borrowed on a personal credit card for our benefit in the amount of $18,455, bringing our total obligation due Ms. Spigno at September 30, 2001 to $44,329. As of June 30, 2002, all amounts due Ms. Spigno under these arrangements had been paid.

        On March 27, 2000, Robert Spigno was granted a fully-vested five-year option to purchase up to 2,000,000 shares of common stock at an exercise price of $.3864 per share, which was 50% of the closing price of a share of our common stock on that date.

        On March 27, 2000, Patricia Spigno was granted a fully-vested two-year option to purchase up to 500,000 shares of common stock at an exercise price of $.38 per share, which was 50% of the closing price of a share of our common stock on that date.

        On May 22, 2000, we issued 2,056,346 shares of common stock and 20,000 shares of Class A Preferred Stock to Robert Spigno upon the exercise of options in exchange for an aggregate exercise price of $509,972 represented by the cancellation of debt and accrued compensation.

        On July 31, 2000 we issued 34,857 shares of common stock valued at $10,962 to Robert Spigno as compensation for services rendered.

        On July 31, 2000 we issued 89,886 shares of common stock valued at $28,269 to Lawrence Muirhead as compensation for services rendered.

        On July 31, 2000 we issued 9,157 shares of common stock valued at $2,880 to Melissa McGough as compensation for services rendered.

        On July 31, 2000 we issued 357,968 shares of common stock valued at $112,581 to Patricia Spigno as compensation for services rendered.

        On September 28, 2000 we issued 47,521 shares of common stock valued at $75,083 to Lawrence Muirhead as a hiring bonus that was due Mr. Muirhead but that had not yet been paid.

        On October 30, 2000 we issued 67,959 shares of common stock valued at $14,815 to Robert Spigno as compensation for services rendered.

        On October 30, 2000 we issued 60,868 shares of common stock valued at $13,269 to Lawrence Muirhead as compensation for services rendered.

        On October 30, 2000 we issued 12,950 shares of common stock valued at $2,823 to Patricia Spigno as compensation for services rendered.

        On April 23, 2001 we issued 2,293,855 shares of common stock valued at $247,102 to Robert Spigno as compensation for services rendered.

        On April 23, 2001 we issued 226,118 shares of common stock valued at $30,450 to Lawrence Muirhead as compensation for services rendered.

        On April 23, 2001 we issued 333,343 shares of common stock valued at $45,000 to our then president, Rodney Lighthipe as compensation for services rendered.

        On April 23, 2001 we issued 50,000 shares of common stock valued at $5,290 to Melissa McGough as a bonus.

        On April 23, 2001 we issued 452,954 shares of common stock valued at $48,943 to Patricia Spigno as compensation for services rendered.

        On July 20, 2001 we issued 79,651 shares of common stock valued at $14,815 to Robert Spigno as compensation for services rendered.

        On July 20, 2001 we issued 89,946 shares of common stock valued at $16,729 to Lawrence Muirhead as compensation for services rendered.

        On July 20, 2001 we issued 120,968 shares of common stock valued at $22,500 to our then president, Rodney Lighthipe as compensation for services rendered.

        On July 20, 2001 we issued 25,637 shares of common stock valued at $4,768 to Patricia Spigno as compensation for services rendered.

        On September 11, 2001, Robert Spigno was granted a fully-vested option to purchase up to 500,000 shares of Class B Preferred Stock at an exercise price of $2.50 per share. This equates to $.25 per share of common stock if the Class B Preferred Stock were converted, which was the price of our common stock on that date.

        On October 21, 2001, Mr. Spigno was granted a fully-vested option to purchase up to 310,000 shares of Class A Preferred Stock at an exercise price of $1.00 per share, which was the estimated value on that date.

        On December 19, 2001, Mr. Spigno exercised a portion of an option to purchase 60,000 shares of Class A Preferred Stock for $1.00 per share, which was the estimated value on that date.

        In March 2002, we issued to AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore, Ltd. an aggregate of $300,000 of our 12% Convertible Debentures due March 29, 2003, or the March 2002 offering, which were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock. The debentures are immediately convertible into shares of common stock at an initial per share price equal to the lesser of $.06 and 50% of the average of the lowest three intraday trading prices during the 20 trading days immediately preceding a conversion. The warrants are immediately exercisable for shares of common stock at an initial per share price equal to the lesser of $.045 and the average of the lowest three intraday trading prices during the 20 trading days immediately preceding a conversion. As of June 30, 2002, $246,750 in principal amount plus related interest on the March 2002 debentures was outstanding.

        In May 2002, we issued to AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore, Ltd. an aggregate of $150,000 of our 12% Convertible Debentures due May 10, 2003, or the May 2002 offering, which were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock. The debentures are immediately convertible into shares of common stock at an initial per share price equal to the lesser of $.06 and 50% of the average of the lowest three intraday trading prices during the 20 trading days immediately preceding a conversion. The warrants are immediately exercisable for shares of common stock at an initial per share price equal to the lesser of $.045 and the average of the lowest three intraday trading prices during the 20 trading days immediately preceding a conversion. As of June 30, 2002, $150,000 in principal amount plus related interest on the May 2002 debentures was outstanding.

        In June 2002, we issued to AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore, Ltd. an aggregate of $300,000 of our 12% Convertible Debentures due June 17, 2003, or the June 2002 offering, which were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock. The debentures are immediately convertible into shares of common stock at an initial per share price equal to the lesser of $.06 and 50% of the average of the lowest three intraday trading prices during the 20 trading days immediately preceding a conversion. The warrants are immediately exercisable for shares of common stock at an initial per share price equal to the lesser of $.045 and the average of the lowest three intraday trading prices during the 20 trading days immediately preceding a conversion. As of June 30, 2002, $300,000 in principal amount plus related interest on the June 2002 debentures was outstanding.

        In June 2002, Lawrence Muirhead transferred 594,521 shares of our common stock held by him to Laurus Master Fund in exchange for a reduction of $25,000 owed by us to Laurus. We have agreed to reimburse Mr. Muirhead by issuing to him 594,521 shares of common stock.

        In June 2002, Mercator Momentum Fund transferred into its name 2,361,814 shares of our common stock pledged by Robert Spigno as security for a loan made by Mercator to us in February 2002 in the original principal amount of $340,000. We have agreed to reimburse Mr. Spigno by issuing to him 2,361,814 shares of common stock.

        On June 28, 2002, we repriced Robert Spigno's fully-vested option to purchase up to 500,000 shares of Class B Preferred Stock from an exercise price of $2.50 per share to an exercise price of $.50 per share. The exercise price of $.50 per share equates to $.05 per share of common stock if the Class B Preferred Stock were converted, which was in excess of the price of our common stock on that date.

        We are or have been a party to various employment, consulting and compensation arrangements with related parties, as more particularly described above under the headings "Management- Compensation of Executive Officers," "Management-Compensation of Directors," and "Management-Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

THE PRINCIPAL AND SELLING SECURITY HOLDERS
SECTION IS REPLACED WITH THE FOLLOWING:
------------------------------------------------------------------------

PRINCIPAL AND SELLING SECURITY HOLDERS

        As of August 19, 2002, a total of 48,534,286 shares of our common stock were outstanding. The following table sets forth information as of that date regarding the beneficial ownership of our common stock both before and immediately after the offering by:

        0 each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock as of the date of the table;


        o       each selling security holder;

        o       each of our directors;

        o each executive officer named in the Summary Compensation Table contained elsewhere in this prospectus; and

        O       all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock subject to options or warrants or underlying notes or preferred stock held by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.

        All of the shares of common stock being offered under this prospectus are issuable upon conversion of debentures or upon exercise of warrants that were acquired by the selling security holders from us in connection with private placements that we made effective as of March 29, 2002, May 10, 2002 and June 17, 2002. In the private placement effective

March 29, 2002, we issued $300,000 in principal amount of secured convertible debentures due March 29, 2003 to four accredited investors, or the debenture investors, in exchange for gross proceeds of $300,000 in cash. In connection with that private placement, we also issued warrants to purchase up to an aggregate of 1,500,000 shares of our common stock to the debenture investors. In the private placement effective May 10, 2002, we issued $150,000 in principal amount of secured convertible debentures due May 10, 2003 to the debenture investors in exchange for gross proceeds of $150,000 in cash. In connection with that private placement, we also issued warrants to purchase up to an aggregate of 750,000 shares of our common stock to the debenture investors. In the private placement effective June 17, 2002, we issued $300,000 in principal amount of secured convertible debentures due June 17, 2003 to the debenture investors in exchange for gross proceeds of $300,000 in cash. In connection with that private placement, we also issued warrants to purchase up to an aggregate of 1,500,000 shares of our common stock to the debenture investors.

        The secured convertible debentures bear interest at an initial rate of 12% per year. The initial conversion price of the debentures is equal to the lesser of (i) 50% of the average of the three lowest intraday trading prices of a share of our common stock for the twenty trading days immediately preceding a conversion date, and (ii) $.06. The conversion price also is subject to customary anti-dilution adjustments in connection with mergers, acquisitions, stock splits, dividends and the like.

        We agreed to register for resale a total of 200% of the shares of common stock that may be issuable upon conversion of the convertible debentures and related warrants. The shares of common stock being offered under this prospectus include shares of common stock issuable upon conversion of the secured convertible debentures and upon exercise of the related warrants without regard to the exercise limitations described below.

        The terms of the secured convertible debentures and the warrants prohibit conversion of the secured convertible debentures or exercise of the warrants to the extent that conversion of the debentures would result in the debenture investor, together with its affiliates, beneficially owning in excess of 4.9% of our outstanding shares of common stock, and to the extent that exercise of the warrants would result in the debenture investor, together with its affiliates, beneficially owning in excess of 4.9% of our outstanding shares of common stock. A debenture investor may waive the 4.9% limitation upon 60 days' prior written notice to us. Also, these limitations do not preclude a debenture investor from converting or exercising a secured convertible debenture or warrant and selling shares underlying the secured convertible debenture or warrant in stages over time where each stage does not cause the investor and its affiliates to beneficially own shares in excess of the limitation amounts. Despite the limitations contained in the secured convertible debentures and warrants, the number of shares shown in the table as beneficially owned by each debenture investor prior to this offering is in excess of 4.9% of the shares of our common stock outstanding based on the date of the table. The number of shares being offered by each debenture investor under this prospectus is in excess of the amount of shares issuable to that investor without such investor's waiver of the conversion and exercise limitations discussed above.

        We have agreed to pay expenses, other than broker discounts and commissions, if any, in connection with this prospectus. We have agreed with some of the selling security holders to prepare and file all amendments and supplements to the registration statement of which this prospectus is a part as may be necessary under the rules and regulations of the Securities Act of 1933 to keep it effective until the earlier of:

        o the date that all shares of common stock offered under this prospectus may be resold by those holders in a public transaction without volume limitations or other material restrictions without registration under the Securities Act, including without limitation, under Rule 144 under the Securities Act; and

        o the date that all shares of common stock offered by those holders under this prospectus have been resold.

        We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling security holders.

        The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders listed in the table below.

Name and Addressof              Title of        Shares Beneficially Owned       Shares        Shares Beneficially
of Beneficial Owner (1)(2)        Class          Prior to the Offering       Being Offered  Owned After the Offering(3)
                                                        Number                                 Number     % of Class
__________________________      ________        _________________________    _____________   __________________________
Robert A. Spigno                Common                11,436,210(4)                 --         11,436,210   19.94%

                            Class A Preferred            450,020(5)                 --            450,020     100%

                            Class B Preferred            500,000(6)                 --            500,000     100%

Patricia A. Spigno              Common                 2,423,863(7)                 --          2,423,863    4.94%

Lawrence Muirhead               Common                   971,393(8)                 --            971,393    1.98%

Melissa McGough                 Common                   204,138(9)                 --            204,138       *

AJW Partners, LLC               Common                13,886,047(10)            13,886,047(10)       --         --

New Millennium Capital
Partners II, LLC                Common                13,886,047(10)            13,886,047(10)       --         --

AJW/New Millennium
Offshore, Ltd.                  Common                15,604,830(10)            15,604,830(10)       --         --

Pegasus Capital Partners,
LLC                             Common                 8,729,415(10)             8,729,415(10)       --         --

All directors and executive
 officers as a group
 (4 persons)                    Common                15,035,604(11)                 --           15,035,604  25.69%
                            Class A Preferred            450,020(5)                  --             450,020     100%
                            Class B Preferred            500,000(6)                  --             500,000     100%
_______________

*       Less than 1.00%

(1) The address of each director and executive officer named in this table is c/o ConectiSys Corporation, 24730 Avenue Tibbitts, Suite
        130, Valencia, California 91355. Mr. Spigno and Mr. Muirhead are directors and executive officers of ConectiSys. Ms. McGough is a director of ConectiSys. Ms. Spigno is an executive officer of ConectiSys.

(2)     The address of each of AJW Partners, LLC, New Millennium Capital
        Partners II, LLC and Pegasus Capital Partners, LLC is 1044 Northern
        Boulevard, Suite 302, Roslyn, New York 11576. The address of
        AJW/New Millennium Offshore, Ltd. is P.O. Box 32021 SMB, Grand
        Cayman, Cayman Island, B.W.I.

(3)     Assumes all shares of class being offered are sold.

(4) Includes 1,443,654 shares underlying options and 5,000,000 shares issuable upon conversion of Class B Preferred Stock. Mr. Spigno holds an option to purchase Class B Preferred Stock. Also includes
        2,361,814 shares that ConectiSys is obligated to issue to Mr.
        Spigno.


(5)     Includes an option to purchase up to 250,000 shares of Class A
        Preferred Stock.

(6)     Represents an option to purchase up to 500,000 shares of Class B
        Preferred Stock.

(7)     Includes 500,000 shares underlying options.

(8) Includes 594,521 shares that ConectiSys is obligated to issue to Mr. Muirhead.

(9)     Includes 100,000 shares underlying options.

(10) The number of shares set forth in the table for the selling security holders represents an estimate of the number of shares of common stock to be offered by the selling security holders. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.
        Under the terms of the debentures, if the debentures had actually been converted on August 19, 2002, the conversion price would have been $.005. Under the terms of the warrants, if the warrants had actually been converted on August 19, 2002, the exercise price would have been $.005.

(11) Includes 7,043,654 shares underlying options, 594,521 shares that ConectiSys is obligated to issue to Mr. Muirhead, and 2,361,814 shares that ConectiSys is obligated to issue to Mr. Spigno.

THE WHERE YOU CAN FIND MORE INFORMATION
SECTION IS REPLACED WITH THE FOLLOWING:
----------------------------------------------------------------------
WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB?2 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document which is filed as an exhibit to the registration statement.

        For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may be obtained from the Securities and Exchange Commission upon the payment of the charges prescribed by the Securities and Exchange Commission. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

        The Securities and Exchange Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's web site address is http://www.sec.gov. Our web site address is http://www.conectisys.com.

        All trademarks or trade names referred to in this prospectus are the property of their respective owners.

                            CONECTISYS CORPORATION
                          INDEX TO FINANCIAL STATEMENTS

                                                                          Page

Condensed Consolidated Balance Sheet at June 30, 2002......................F-1

Condensed Consolidated Statement of Operations for the Three
     Months and Nine Months Ended June 30, 2002 and 2001 and
     the Cumulative Period From December 31, 1990 (Inception)
     Through June 30, 2002.................................................F-3

Condensed Consolidated Statements of Changes in Shareholders'
     Equity (Deficit) for the Cumulative Period From
     December 31, 1990 (Inception) Through June 30, 2002...................F-4

Condensed Consolidated Statement of Cash Flow for the Nine
     Months Ended June 30, 2002 and 2001 and the Cumulative
     Period From December 31, 2002 (Inception) Through
     June 30, 2002.........................................................F-11

Notes to Condensed Consolidated Financial Statements.......................F-14

CONECTISYS CORPORATION AND SUBSUDIARIES ( A Development Stage Company)
               CONSOLIDATED BALANCE SHEET
                     June 30, 2002

                                                                               Jun. 30           Sep. 30
                                                                                 2002              2001
                                                                              Unaudited          Audited

Assets
Current assets
  Cash                                                                          250,075             6,111
  Prepaid expenses and deposits                                                       0            48,800

Total current assets                                                            250,075            54,911

Property and equipment, net                                                      52,031            71,961

License and technology, net                                                           0                 0

Discount on Convertible Debt                                                    639,863                 0

Total assets                                                                    941,969           126,872

                                    F-1

CONECTISYS CORPORATION AND SUBSUDIARIES ( A Development Stage Company)
               CONSOLIDATED BALANCE SHEET
                     June 30, 2002

                                                                               Jun. 30           Sep. 30
                                                                                 2002              2001
                                                                              Unaudited          Audited


Liabilities and shareholders' equity
Current liabilities
  Bank overdraft                                                                      0                 0
  Accounts payable                                                               57,633           100,758
  Accrued compensation                                                          854,327           541,179
  Due to officers                                                               132,981           101,209
  Accrued interest payable                                                            0                 0
  Other current liabilities                                                     198,314           177,194
  Notes payable
    Related                                                                           0                 0
    Other                                                                     1,333,950           384,370
Total current liabilities                                                     2,577,205         1,304,710

Long-term debt, net of current                                                                     311,194

Total liabilities                                                             2,577,205          1,615,904

Shareholders' equity (deficit)
 Preferred stock - Class A 1,000,000 shares authorized
  $1.00 par value, 200,020 and 140,020 issued and outstanding
  June 30, 2002 and September 30, 2001 respectively                             200,020           140,020
 Convertible preferred stock - Class B 1,000,000 shared authorized
  no par value, no shares issued and outstanding                                      0                 0
 Common stock - no par value; 250,000,000 shares authorized,
  45,498,936 and 32,133,234 shares issued and outstanding
  at June 30, 2002 and September 30, 2001, respectively                      18,337,422        17,412,119
 Additional Paid-In Capital, Options and Warrants exercisable:
  Convertible preferred stock - Class B, no par value; 1,000,000 stock
  Options exercisable                                                           100,000           100,000
  Common Stock, no par value; 8,857,154 and 5,607,154 stock options
  And warrants exercisable at June 30, 2002 and September 30, 2001            1,346,570         1,275,233

Beneficial conversion option; debt instruments                                  770,367           155,027

Deficit accumulated during development stage                                (22,389,615)      (20,571,431)

Total shareholders' equity (deficit)                                         (1,635,236)       (1,489,032)

Total liabilities and shareholders' equity                                      941,969           126,872

CONECTISYS CORPORATION AND SUBSUDIARIES ( A Development Stage Company) CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months and Nine Months Ended June 30, 2002 and 2001
And the Cumulative Period
From December 31, 1990 (Inception) Through June 30, 2002

                                                                                                Dec. 1, 1990
                                     3 Months     3 Months    9 Months        9 Months          (Inception)
                                     Ended        Ended       Ended           Ended             Through
                                     June 30      June 30     June 30         June 30           June 30
                                     2002         2001        2002            2001              2002
                                    Unaudited    Unaudited    Unaudited       Unaudited        Unaudited

Revenues                                    0            0            0               0           517,460

Cost of goods sold                          0            0            0               0           567,721

Gross profit                                0            0            0               0           (50,261)

General and administrative            487,567      829,011    1,505,691       1,523,993        16,866,164
Bad debt write-offs                         0            0            0               0         1,680,522
Unrealized loss on derivative
  Instruments                               0       98,919            0          98,919                 0

Loss from operations                 (487,567)    (927,930)  (1,505,691)     (1,622,912)      (18,596,947)

Non-operating income (expense)              0            0            0               0        (1,097,368)

Interest                             (297,073)     (16,293)    (312,493)        (31,713)       (1,617,558)

Net loss                             (784,640)    (944,223)  (1,818,184)     (1,654,625)      (21,311,873)


Weighted average shares
outstanding                        37,825,988   28,933,558   35,727,303      27,123,787

Net loss per share                       (.02)        (.02)        (.05)           (.05)



CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT) For the Cumulative Period From December 1, 1990 (Inception)
Through June 30, 2002

                                                                                                   Deficit
                                                                                                 Accumulated
                                  Preferred Stock   Common Stock          Additional   Stock     During the
                                  Class A             No Par               Paid-in  Subscription Development
                                   Shares    Value    Shares      Value    Capital   Receivable     Stage       Total
Balance, December 1, 1990 (re-entry
  development stage)                                    10,609  1,042,140                         (1,042,140)         0

Shares issued in exchange for
  Cash, May 31, 1993                                     1,000      1,000                                         1,000
  Capital contribution, May 31, 1993                     2,000        515                                           515
  Services, March 26, 1993                               2,000        500                                           500
  Services, March 26, 1993                               1,200        600                                           600

Net loss for the year ended
  November 30, 1993                                                                                   (5,459)    (5,459)

Balance, November 30, 1993                              16,809  1,044,755                         (1,047,599)    (2,844)


Shares issued in exchange for
  Services, May 1, 1994                                  2,400      3,000                                         3,000
  Cash, September 1, 1994                               17,771     23,655                                        23,655
  Services, September 15, 1994                           8,700     11,614                                        11,614
  Cash, September 26, 1994                               3,000     15,000                                        15,000
  Cash, October 6, 1994            16,345 A  16,345                                                              16,345
  Cash, September and October, 1994                      1,320     33,000                                        33,000

Net loss for the year                                                                                (32,544)   (32,544)

Balance, November 30, 1994         16,345    16,345     50,000  1,131,024                         (1,080,143)    67,226



CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period From December 1, 1990 (Inception) Through June 30, 2002


                                                                                                   Deficit
                                                                                                 Accumulated
                                  Preferred Stock   Common Stock          Additional   Stock     During the
                                  Class A             No Par               Paid-in  Subscription Development
                                   Shares    Value    Shares      Value    Capital   Receivable     Stage       Total

Share issued in exchange for
  Cash, February 13, 1995                                1,160    232,000                                       232,000
  Debt repayment, February 13, 1995                      2,040    408,000                                       408,000
  Debt repayment, February 20, 1995                      4,778    477,810                                       477,810
  Acquisition of assets, CIPI February 1995             28,750  1,950,000                                     1,950,000
  Acquisition of assets, April 5, 1995                  15,000                                                        0
  Cash and services, April and May, 1995                16,000    800,000                                       800,000
  Cash, June 1, 1995                                       500     30,000                                        30,000
  Acquisition of assets and services, September 26,      4,000    200,000                                       200,000
  Cash, September 28, 1995                                  41      3,000                                         3,000
  Acquisition of assets, September 1995                 35,000  1,750,000                                     1,750,000
  Return of assets, CIPI September 1995                (27,700)(1,950,000)                                   (1,950,000)

Net loss for the year                                                                             (2,293,867)(2,293,867)

Balance, November 30, 1995         16,345    16,345    129,569  5,031,834                         (3,374,010) 1,674,169


Shares issued in exchange for
  Cash, February, 1996                                   1,389    125,000                                       125,000
  Debt repayment, February, 1996                        10,000    639,779                                       639,779
  Services, February, 1996                               3,160    205,892                                       205,892
  Cash, March, 1996                                        179     25,000                                        25,000
  Shares returned and canceled, March, 1996            (15,000)                                                       0
  Services, April 1996                                      13      2,069                                         2,069
  Services, September, 1996         4,155 A   4,155        586     36,317                                        40,472
  Services, October, 1996                                6,540    327,000                                       327,000
  Debt repayment, November, 1996                         2,350     64,330                                        64,330

Net loss for the year                                                                             (2,238,933)(2,238,933)

Balance, November 30, 1996         20,500    20,500    138,786  6,457,221                         (5,612,943)   864,778


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period From December 1, 1990 (Inception) Through June 30, 2002


                                                                                                   Deficit
                                                                                                 Accumulated
                                  Preferred Stock   Common Stock          Additional   Stock     During the
                                  Class A             No Par               Paid-in  Subscription Development
                                   Shares    Value    Shares      Value    Capital   Receivable     Stage       Total

Shares issued in exchange for
  Services, March, 1997                                    228      6,879                                         6,879
  Debt, April, 1997                                        800     13,120                                        13,120
  Services, July, 1997                                   1,500     16,200                                        16,200
  Cash, July, 1997                                      15,000    300,000                                       300,000
  Services, August 1997                                  5,958     56,000                                        56,000
Adjustment for partial shares                              113
  Services, October, 1997                            1,469,666    587,865                                       587,865
  Debt, October, 1997                                1,540,267    620,507                                       620,507
  Note Receivable                                    1,500,000    281,250                                       281,250
  Services, November, 1997                               4,950     10,538                                        10,538

Net loss for the year                                                                             (2,739,268)(2,739,268)

Balance, November 30, 1997         20,500    20,500  4,677,268  8,349,580                         (8,352,211)    17,869


Shares issued in exchange for
  Services, December, 1997
    Through Nov. 1998                                2,551,610  2,338,264                                     2,338,264
  Cash, January, 1998
    Through November, 1998                           4,833,334  1,139,218                                     1,139,218
  Debt repayment, April, 1998
    Through November, 1998                             250,000    129,960                                       129,960
  Acquisition of assets, July, 1998                    300,000    421,478                                       421,478
  Acquisition of 20% minority
    Interest in subsidiary                              50,000     59,247                                        59,247
Services, November, 1998           60,000 A  60,000                                                              60,000

Net loss for the year                                                                             (4,928,682)(4,928,682)

Balance, November 30, 1998         80,500    80,500 12,662,212 12,437,747                        (13,280,893)  (762,646)


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period From December 1, 1990 (Inception) Through June 30, 2002


                                                                                                   Deficit
                                                                                                 Accumulated
                                  Preferred Stock   Common Stock          Additional   Stock     During the
                                  Class A             No Par               Paid-in  Subscription Development
                                   Shares    Value    Shares      Value    Capital   Receivable     Stage       Total

Shares issued in exchange for
  Returned and canceled, December, 1998             (1,350,000)  (814,536)                                     (814,536)
  Services, December, 1998
    Through September 1999                             560,029    349,454   150,000                             499,454
  Cash, December, 1998
    Through September 1999                           1,155,800    129,537                                       129,537
  Debt repayment, September, 1999  39,520 A  39,520    960,321    197,500   100,000                             337,020

Net loss for the year                                                                             (1,323,831)(1,323,831)

Balance, September 1999           120,020   120,020 13,988,362 12,299,702   250,000           0  (14,604,724)(1,935,002)


Shares issued in exchange for
  Reacquired and canceled, October, 1999               (17,500)   (12,000)                                      (12,000)
  Services, October, 1999
    Through September 2000                           2,405,469    990,949                                       990,949
  Cash, October 1999
    Through September 2000                           2,295,482    839,425               (15,450)                823,975
  Retainers, debt and accrued liabilities,
    October 1999 through September, 2000             2,799,579  1,171,638                                     1,171,638
  Issuance of stock option, March, 2000                                     214,130                             214,130
  Reduction of exercise prices on 2,600,000
    officer and employee common stock options,
    March, 2000                                                           1,113,610                           1,113,610
  Exercise of 2,056,346 common and
    20,000 preferred officer stock option,
    May, 2000                      20,000    20,000  2,056,346    897,707  (407,735)                            509,972
  Issuance of 500,000 consultant stock option
     September, 2000                                                         65,000                              65,000

Net loss for the year                                                                             (3,812,140)(3,812,140)

Balance, September 2000           140,020   140,020 23,527,738 16,187,421 1,235,005     (15,450) (18,416,864)  (869,868)


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period From December 1, 1990 (Inception) Through June 30, 2002


                                                                                                   Deficit
                                                                                                 Accumulated
                                  Preferred Stock   Common Stock          Additional   Stock     During the
                                  Class A             No Par               Paid-in  Subscription Development
                                   Shares    Value    Shares      Value    Capital   Receivable     Stage       Total

Shares issued in exchange for
  Services, October, 2000
    Through September 2001                           3,471,007    572,790                                       572,790
  Cash, October 2000
    Through September 2001                           1,045,500     78,787                                        78,787
  Retainers, debt and accrued liabilities,
    October 2000 through September, 2001             3,688,989    487,121                                       487,121
  Collection of stock subscription                                                       15,450                  15,450
  Exercise of 400,000 common stock
    options, January, 2001                             400,000     86,000   (52,000)                             34,000
  Issuance of 1,000,000 consultant stock option
     in conjunction with $300,000 principal
    value of 8% convertible debt, April, 2001                                77,228                              77,228
  Issuance of 2,000,000 consultant stock option
     September, 2001                                                        115,000                             115,000
  Beneficial conversion option pertaining to $300,000
    convertible debt and accrued interest, April, 2001
    through September 2001                                                  155,027                             155,027

Net loss for the period                                                                           (2,154,567)(2,154,567)

Balance, September 2001           140,020   140,020 32,133,234 17,412,119 1,530,260           0  (20,571,431)(1,489,032)


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period From December 1, 1990 (Inception) Through June 30, 2002


                                                                                                   Deficit
                                                                                                 Accumulated
                                  Preferred Stock   Common Stock          Additional   Stock     During the
                                  Class A             No Par               Paid-in  Subscription Development
                                   Shares    Value    Shares      Value    Capital   Receivable     Stage       Total

Shares issued in exchange for
  Cash, October 2001 through
    June, 2002                                         500,000     50,000                                        50,000
  Debt, October 2001 through
    June, 2002                                       6,083,334    361,110                                       361,110
  Retainers and services,
    October 2001  through
    June, 2002                                       3,378,707    318,243                                       318,243
  Debt, October 2001
    through June, 2002             60,000 A  60,000                                                              60,000
  Exercise of 500,000 common
    stock options, June, 2002                          500,000     93,750   (28,750)                             65,000
  Beneficial conversion option
    pertaining to $750,000
    convertible debt and accrued
    interest, March, 2002
    through September June, 2002                                            661,484                             661,484
  Stock warrants pertaining to
    $750,000 convertible debt
    and accrued interest, April
    through June 2002                                                       100,087                             100,087
  Debt June, 2002                                    2,903,661    102,200   (46,144)                             56,056
Net loss for the year                                                                             (1,818,184)(1,818,184)

Balance, June 30, 2002            200,020   200,020 45,498,936 18,337,422 2,216,937           0  (22,389,615)(1,635,236)

CONECTISYS CORPORATION AND SUBSUDIARIES ( A Development Stage Company) CONSOLIDATED STATEMENT OF CASHFLOW
For the Nine Months Ended June 30, 2002 and 2001
And the Cumulative Period
From December 31, 1990 (Inception) Through June 30, 2002

                                                                                           Dec. 1, 1990
                                                                                            (Inception)
                                                                                              Through
                                                              June 30        June 30          June 30
                                                                 2002           2001            2002
                                                            Unaudited      Unaudited         Unaudited


Operating activities
  Net income (loss)                                        (1,818,184)     (1,654,625)     (21,311,873)
    Adjustments to reconcile net income (loss)
      to net cash provided by (used by)
      operating activities:
        Provision for bad debt                                      0               0        1,422,401
        Depreciation and amortization                          19,930          30,653        3,227,486
        Stock issued for services                             361,110         411,684        7,567,967
        Stock issued for interest                               1,403               0          536,994
        Settlements                                                 0               0          (25,000)
        Minority interest                                           0               0          (62,500)

Changes in operating assets and liabilities
  (Increase) decrease in assets
    Accounts receivable                                             0               0           (4,201)
    Prepaid expenses                                                0         158,546                0
    Interest receivable                                             0               0          (95,700)
    Deposits                                                        0               0          133,546
  Increase (decrease) in liabilities
    Bank overdraft                                                  0               0                0
    Accounts payable                                          (43,125)         56,097          268,872
    Accrued interest payable                                                                         0
    Accrued compensation                                      313,148         328,267        1,952,711
    Due to officers                                                            26,833          736,085
    Other current liabilities                                  32,331          83,882          428,076

Net cash provided by (used by) operating activities        (1,133,387)       (459,744)      (5,225,116)


CONECTISYS CORPORATION AND SUBSUDIARIES ( A Development Stage Company)
CONSOLIDATED STATEMENT OF CASHFLOW
For the Nine months Ended June 30, 2002 and 2001
And the Cumulative Period
From December 31, 1990 (Inception) Through June 30, 2002


                                                                                           Dec. 1, 1990
                                                                                            (Inception)
                                                                                              Through
                                                              June 30        June 30          June 30
                                                                 2002           2001            2002
                                                            Unaudited      Unaudited         Unaudited

Investing activities
  Collection of notes receivable                                    0               0                0
  Increase in notes receivable                                      0               0       (1,322,500)
  Cost of license & technology                                      0               0          (94,057)
  Purchase of equipment                                             0               0         (191,843)

Net cash from (used by) investing activities                        0               0       (1,608,400)

Financing activities
  Common stock issued for cash                                 50,000          90,450        3,082,172
  Stock warrants                                                    0                           77,228
  Preferred stock issued for cash                                   0               0           16,345
  Proceeds from stock purchase                                      0               0          281,250
  Debt issuance cost                                                0                          (32,775)
  Proceeds from debts
    Related party                                              25,000               0          231,544
    Other                                                   1,482,110        (537,506)       3,721,200
  Payments on debt
    Related party                                             (80,975)              0         (134,147)
    Other                                                    (150,250)       (149,113)        (246,657)
    Decrease in subscription receivable                             0               0           35,450
  Contributed capital                                                                              515

Net cash from (used by) financing activities                1,325,885         478,843        7,083,591

Net increase (decrease) in cash                               243,964          19,099          250,075

Cash beginning of period                                        6,111          33,688                0

Cash end of period                                            250,075          52,787          250,075


CONECTISYS CORPORATION AND SUBSUDIARIES ( A Development Stage Company)
CONSOLIDATED STATEMENT OF CASHFLOW
For the Nine months Ended June 30, 2002 and 2001
And the Cumulative Period
From December 31, 1990 (Inception) Through June 30, 2002

                                                                                           Dec. 1, 1990
                                                                                            (Inception)
                                                                                              Through
                                                              June 30        June 30          June 30
                                                                 2002           2001            2002
                                                            Unaudited      Unaudited         Unaudited


Cash paid during the year for
  Interest                                                          0               0          209,801
  Taxes                                                             0               0            4,050

Non-cash activities
  Common stock issued for
    Purchase of stock                                               0               0          281,250
    Prepaids                                                        0               0          182,346
    PP&E                                                            0               0          130,931
    Deposit                                                         0               0                0
    License & technology                                            0               0        2,191,478
    Minority interest                                               0               0           59,247
    Repayment of debt                                         541,250         530,604        4,366,430
    Service & interest                                        362,513               0        5,311,705
  Preferred Stock issued for
    Services                                                        0               0           60,000
    Repayment of debt                                          60,000                          119,250

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Organization and Activity

Conectisys Corporation (formerly Coastal Financial Corp.)(the "Company") was incorporated under the laws of Colorado on February 3, 1986, to analyze and invest in business opportunities as they may occur. The Company is a development-stage entity developing automatic meter reading technologies and products for remote reading of electronic energy meters located in residential structures.

Basis of Presentation and Going Concern Uncertainty

The condensed consolidated financial statements included herein have been prepared by Conectisys Corporation, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. Conectisys Corporation believes that the disclosures are adequate to make the information presented not misleading when read in conjunction with its financial statements for the year ended September 30, 2001. The financial information presented reflects all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. The results of operations for the nine months ended June 30, 2002 are not necessarily indicative of the results to be expected for the full year ending September 30, 2002, or any other period.

The accounting policies followed by Conectisys Corporation and other information are contained in the notes to the Conectisys Corporation financial statements filed as part of the Conectisys Corporation annual report on Form 10-KSB for the fiscal year ended September 30, 2001. This quarterly report should be read in conjunction with such annual report.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

The accompanying consolidated financial statements include the accounts and transactions of Conectisys Corporation, its wholly-owned subsidiaries TechniLink, Inc., United Telemetry Company and eEnergyServices.com, Inc., and its 80% owned subsidiary PrimeLink, Inc. All material intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements. Certain prior period balances in the accompanying consolidated financial statements have been reclassified to conform to the current year's presentation.

The Company returned to the development stage in accordance with SFAS No. 7 on December 1, 1990 and during the fiscal year ended November 30, 1995.
The Company has completed two mergers and is in the process of developing its technology and product lines.

As of June 30, 2002, the Company had a deficiency in working capital of approximately $2,327,000 and has incurred continual net losses since its return to the development stage in the approximate amounts of $2.2 million in 1996, $2.7 million in 1997, $4.9 million in 1998, $1.3 million in 1999
(ten months), $3.6 million in 2000, $2.2 million in 2001, and $1.8 million for the nine months ended June 30, 2002, which raises substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Use of Estimates

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts. Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect the estimates.

Since the fair value is estimated at June 30, 2002, the amounts that will actually be realized or paid at settlement of the instruments could be significantly different. The carrying amount of cash and cash equivalents is assumed to be the fair value because of the liquidity of these instruments. Accounts payable, accrued compensation, due to officer, other current liabilities, and notes payable approximate fair value because of the short maturity of these instruments.

Long-term debt is recorded at face value because the principal amount is convertible into common stock.

Fiscal Year

Effective December 1, 1998, the Company changed its fiscal year-end from November 30 to September 30.

Research and Development Costs

The Company has been engaged in research and development of its H-Net(TM) automated meter-reading technologies and products since August 1995, and has recently begun deployment of a pilot project. The Company's business activities did not generate any revenue during the past fiscal year. Although still a development stage company, the Company plans to commence large-scale cost reduction runs for the production and subsequent sale of its H-Net(TM) automated meter reading system in 2002.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit and highly-liquid debt instruments with original maturities of three months or less. All funds on deposit are with one financial institution.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on property and equipment using the straight-line method over the expected useful lives of the assets, which are generally five years for vehicles and office equipment and seven years for furniture and fixtures.

Licensing Agreements

The costs of acquiring license rights are capitalized and amortized over the shorter of the estimated useful life of the license or the term of the license agreement. The licenses are being amortized over a period of five years. During the year ended November 30, 1998, the Company acquired additional license rights having a value of $421,478 from TechniLink. Although it remains viable, the Company currently lacks the resources to develop and market technologies and products utilizing those license rights.

Accordingly, during the ten month period ended September 30, 1999, the Company accelerated amortization on this asset by writing it down to its net realizable value of $40,000, incurring a charge of $283,133. The balance was fully amortized at September 30, 2000.

Technology

Deferred technology costs include capitalized product development and product improvement costs incurred after achieving technological feasibility and are amortized over a period of five years. For the three-month period ended June 30, 2002, no deferred technology costs were recognized.

0CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

Impairment of Long-lived Assets

Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" (SFAS No. 121) issued by the Financial Accounting Standards Board
(FASB) has been effective for financial statements for fiscal years beginning after December 15, 1995. The standard established new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The Company wrote-off the balance of the carrying value of older licenses and deferred technology during the year ended November 30, 1998, as a consequence of persistent competitive pressure. The expense incurred was $632,257.

Accounting for Stock-based Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (SFAS No. 123) establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. The Company adopted this accounting standard on January 1, 1996. SFAS No. 123 also encourages, but does not require, companies to record compensation cost for stock-based employee compensation. The Company has chosen to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Also, in accordance with SFAS No. 123, the Company has provided footnote disclosures with respect to stock-based employee compensation. The cost of stock-based compensation is measured at the grant date on the value of the award, and this cost is then recognized as compensation expense over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair market value of the stock as determined by the model at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

Stock Issued for Non-cash Consideration

Shares of the Company's no par value common stock issued in exchange for goods or services are valued at the cost of the goods or services received or at the market value of the shares issued, depending on the ability to estimate the value of the goods or services received.

Income Taxes

The Company files consolidated income tax returns. The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets using the enacted rates in effect in the years in which the differences are expected to reverse. The Company has recognized a valuation allowance covering 100% of the net deferred tax assets (primarily tax benefits from net operating loss carryforwards), because it is more likely than not that the tax benefits attributable to the deferred tax assets will not be realized in the future.

Net Loss Per Common Share - Basic and Diluted

Net loss per common share - diluted is based on the weighted average number of common and common equivalent shares outstanding for the periods presented. Common equivalent shares representing the common shares that would be issued on exercise of convertible securities and outstanding stock options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds are not included since their effect would be anti-dilutive.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

Recent Accounting Pronouncements

Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," (SFAS No. 130) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of SFAS No. 130 did not have a material effect on the Company's financial position or its results of operations. Statement of Financial Accounting Standard No. 131, "Disclosure About Segments of an Enterprise and Related Information," (SFAS No. 131) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS No. 131 requires that public companies report certain information about operating segments, products, services and geographical areas in which they operate and their major customers. Adoption of SFAS No. 131 did not have an effect on the Company's financial position or its results of operations; however, additional disclosures may have to be made in the future relating to the above items. Statement of Financial Accounting Standard No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," SFAS No. 132) issued by the FASB is also effective for financial statements with fiscal years beginning after December 15, 1997. It revises employers' disclosure requirements for pensions and other postretirement benefits and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87, SFAS No. 88, and SFAS No. 106 were issued. Adoption of SFAS No. 132 did not have an effect on the Company's financial position or results of operations.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

New Accounting Pronouncements

The Financial Accounting Standards Board has established the following new pronouncements, none of which have (will) materially affect the Company:
SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities (effective for years beginning after June 15, 2000)," SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise - an amendment of SFAS No. 65 (effective for fiscal quarters beginning after December 15, 1998)," SFAS No. 135, "Rescission of SFAS No. 75 and Technical Corrections (effective for fiscal years ending after December 15, 1999)," SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133 - an amendment of SFAS No. 133 (effective June 1999)," SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of SFAS No. 133 (effective for fiscal years beginning after June 15, 2000)," SFAS No. 139, "Rescission of SFAS No. 53 and amendments to SFAS No. 63, 89, and 121 (effective for fiscal years beginning after December 15, 2000)," SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of SFAS No. 125 (effective for certain disclosures for fiscal years ending after December 15, 2000)," SFAS No. 141, "Business Combinations," which eliminates the pooling-of-interests method for business combinations initiated after June 30, 2001, SFAS No. 142, "Goodwill and Other Intangible Assets" (effective for fiscal years beginning after March 15, 2001), which enhances disclosure for these assets subsequent to their acquisition, SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for financial statements issued for fiscal years beginning after June 15, 2002, and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years), which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and provides guidance for estimating the recoverability of the carrying amount of these assets through a probability-weighted cash flow approach.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 2. RELATED PARTY TRANSACTIONS

At September 30, 2000, Robert Spigno, the Company's Chief executive officer and a member of the Company's board of directors, had made cumulative cash advances to ConectiSys of $75,000. On October 1, 2000, these advances were memorialized in a revolving promissory note, executed by ConectiSys in favor of Mr. Spigno, due on demand, at an annual interest rate of 18%. During the year ended September 30, 2001, additional cash advances were made by Mr. Spigno under this note in the amount of $20,000 and the Company repaid an aggregate of $50,000 to Mr. Spigno on this note. As of September 30, 2001, total accrued and unpaid interest was $11,880, resulting in a $56,880 balance under the note. On September 30, 2001, the Company executed a new promissory note due September 1, 2002 initially in that amount. For the year ended September 30, 2000, the Company incurred interest expenses in the amount of $21,766, including $10,583 associated with the assumption by Mr. Spigno of a promissory note due S.W. Carver Corporation, which was repaid in May 2000. The amounts due Mr. Spigno under these arrangements as of June 30, 2002 totaled $124,074.

At September 30, 2000, Patricia Spigno, the Company's Chief Financial Officer and Secretary, had made cumulative cash advances to ConectiSys of $61,945, under a revolving promissory note effective October 1, 2000, executed by ConectiSys in favor of Ms. Spigno, due on demand, at an annual interest rate of 18%. During the year ended September 30, 2001, the Company repaid an aggregate of $40,681 to Ms. Spigno on this note. As of September 30, 2001, total accrued and unpaid interest was $4,610, resulting in a $25,874 balance under the note. On September 30, 2001, the Company executed a new promissory note due September 1, 2002 initially in that amount. Ms. Spigno also borrowed on a personal credit card for the Company's benefit in the amount of $18,455, bringing the Company's total obligation due Ms. Spigno at September 30, 2001 to $44,329. As of June 30, 2002, all amounts due Ms. Spigno under these arrangements had been paid.

In October 2001, an officer and director was granted a fully-vested option to purchase up to 310,000 shares of Class A Preferred Stock at an exercise price of $1.00 per share, which was the estimated value on that date. In December 2001, that officer and director exercised a portion of that option, purchasing 60,000 shares of Class A Preferred Stock for $1.00 per share, which was the estimated value on that date.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 3. PREPAID EXPENSES AND DEPOSITS

During the year ended September 30, 2000, the Company issued 462,487 shares of its common stock as retainers for consulting services ($128,611) and accounting fees ($4,935). In addition, the Company recorded the unearned portion of an engineering contract ($25,000) as a prepaid asset, bringing the total prepaid expense balance at September 30, 2000 to $158,546. All these prepaid assets were expensed during the year ended September 30, 2001. Another 386,584 shares of common stock (valued at $43,800) were issued to a consultant as a retainer at September 30, 2001, for cash payments that were subsequently made by the consultant to other vendors in October 2001. An attorney was paid a retainer in September 2001 for services not yet rendered, bringing the total prepaid expense balance at September 30, 2001 to $48,800. The balance of $48,800 was expensed during the nine month period ended June 30, 2002.

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2002 consisted of the following:

Office equipment                             $   273,054
Furniture and fixtures                            16,609
Vehicles                                          35,362
                                             -----------
Total cost                                       325,025
Accumulated depreciation                        (272,994)
                                             -----------
Net book value                               $    52,031
                                             ===========

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 5. NOTES PAYABLE

Notes payable at June 30, 2002 consisted of the following:

    Convertible Debentures

    Convertible Debenture #1

     Note payable to AJW Partners, LLC               $65,550
      (Convertible Debenture) due on
      March 29, 2003 at an annual interest
      rate of 12%

     Accrued interest of $2,026 and principal
      on Convertible Debenture convertible
      into approximately 6,757,760
      shares of common stock at the price
      of $0.01 at June 30, 2002                        2,026    67,576
                                                    --------

     Note payable to New Millennium Capital           65,550
      Partners II, LLC(Convertible Debenture)
      due on  March 29, 2003 at an annual
      interest rate of 12%

     Accrued interest of $2,026 and principal
      on Convertible Debenture convertible
      into approximately 6,757,760
      shares of common stock at the price
      of $0.01 at June 30, 2002                        2,026    67,576
                                                    --------

     Note payable to AJW/New Millennium               74,000
      Offshore, Ltd.(Convertible Debenture)
      due on March 29, 2003 at an annual
      interest rate of 12%

     Accrued interest of $2,287 and principal
      on Convertible Debenture convertible
      into approximately 7,628,700
      shares of common stock at the price
      of $0.01 at June 30, 2002                        2,287    76,287
                                                    --------

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 5. NOTES PAYABLE (continued)

     Note payable to Pegasus Capital Partners, LLC    41,650
      Offshore, Ltd. Ltd. (Convertible
      Debenture) due on March 29, 2003
      at an annual interest rate of 12%

     Accrued interest of $1,287 and principal
      on Convertible Debenture convertible
      into approximately 4,228,700
      shares of common stock at the price
      of $0.01 at June 30, 2002                        1,287    42,287
                                                     --------

 Convertible Debenture #2

    Note payable to AJW Partners, LLC                $40,000
     (Convertible Debenture) due on
     May 10, 2003 at an annual interest
     rate of 12%

     Accrued interest of $684 and principal
      on Convertible Debenture convertible
      into approximately 4,068,400
      shares of common stock at the price
      of $0.01 at June 30, 2002                          684    40,684
                                                    --------

     Note payable to New Millennium Capital           40,000
      Partners II, LLC(Convertible Debenture)
      due on  May 10, 2003 at an annual
      interest rate of 12%

     Accrued interest of $684 and principal
      on Convertible Debenture convertible
      into approximately 4,068,400
      shares of common stock at the price
      of $0.01 at June 30, 2002                          684   40,684
                                                    --------

 CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 5. NOTES PAYABLE (continued)

     Note payable to AJW/New Millennium               45,000
      Offshore, Ltd.(Convertible Debenture)
      due on May 10, 2003 at an annual
      interest rate of 12%

     Accrued interest of $770 and principal
      on Convertible Debenture convertible
      into approximately 4,577,000
      shares of common stock at the price
      of $0.01 at June 30, 2002                          770    45,770
                                                    --------

     Note payable to Pegasus Capital Partners, LLC    25,000
      Offshore, Ltd. Ltd. (Convertible
      Debenture) due on May 10, 2003
      at an annual interest rate of 12%

     Accrued interest of $428 and principal
      on Convertible Debenture convertible
      into approximately 2,542,800
      shares of common stock at the price
      of $0.01 at June 30, 2002                          428    25,428
                                                      ------

     Convertible Debenture #3

    Note payable to AJW Partners, LLC                $80,000
     (Convertible Debenture) due on
     June 17, 2003 at an annual interest
     rate of 12%

     Accrued interest of $369 and principal
      on Convertible Debenture convertible
      into approximately 8,036,900
      shares of common stock at the price
      of $0.01 at June 30, 2002                          369    80,369
                                                      ------

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 5. NOTES PAYABLE (continued)

     Note payable to New Millennium Capital           80,000
      Partners II, LLC(Convertible Debenture)
      due on  June 17, 2003 at an annual
      interest rate of 12%

     Accrued interest of $369 and principal
      on Convertible Debenture convertible
      into approximately 8,036,900
      shares of common stock at the price
      of $0.01 at June 30, 2002                          369    80,369
                                                    --------

     Note payable to AJW/New Millennium               90,000
      Offshore, Ltd.(Convertible Debenture)
      due on June 17, 2003 at an annual
      interest rate of 12%

     Accrued interest of $415 and principal
      on Convertible Debenture convertible
      into approximately 9,041,500
      shares of common stock at the price
      of $0.01 at June 30, 2002                          415    90,415
                                                    --------

     Note payable to Pegasus Capital Partners, LLC    50,000
      Offshore, Ltd. Ltd. (Convertible
      Debenture) due on June 17, 2003
      at an annual interest rate of 12%

     Accrued interest of $231 and principal
      on Convertible Debenture convertible
      into approximately 5,023,100
      shares of common stock at the price
      of $0.01 at June 30, 2002                          231    50,231
                                                     -------

     Note payable to Black Dog Ranch LLC,
      unsecured, due on demand, including
      interest at an annual rate of 18%,
      expiring September 1, 2002                               140,919

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 5. NOTES PAYABLE (continued)

     Note payable to Devon Investment Advisors,
      unsecured, due on demand,  at an annual
      interest rate of 10%                                    241,824

      Note payable to Laurus Master Fund, Ltd.,
       secured by 4,773,208 shares of common
       stock beneficially owned by officers,
       with terms as described in more detail
       below                                         225,000

     Accrued interest on note payable to Laurus
      Master Fund, Ltd., secured by 4,773,208
      shares of common stock beneficially
      owned by officers, convertible into
      approximately 9,447,375 shares of
      common stock at the price of $0.016
      at June 30, 2002                                 8,266   233,266
                                                     -------
     Note Payable to Rowell McHatton                 $10,000
      due April 22, 2003 at an annual
      interest rate of 14%

     Accrued interest of $265 and principal
      Note convertible into approximately
      171,084 shares of common stock at the
      price  of $0.06.                                  265     10,265
                                                    -------  ----------
        Total notes payable                                  1,333,950
        Current portion                                     (1,333,950)
                                                            -----------
        Long-term portion                                   $      -
                                                            ============

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 5. NOTES PAYABLE (continued)

On April 12, 2001, the Company received $300,000 in proceeds from Laurus Master Fund, Ltd. ("Laurus") and issued a $300,000 principal value 8% convertible note due on October 12, 2001, along with 1,000,000 common stock warrants, exercisable at $0.192 per share over a four-year period. $77,228 of the proceeds was allocated to the cost of the warrants, with the remaining $222,772 allocated to the cost of the debt instrument, based on the relative fair market values of the note and the warrants at the date of issuance (in accordance with Accounting Principles Board Opinion No. 14).
A convertible note discount of $77,228 was also recognized, which was effectively fully amortized at June 30, 2002 as interest expense.

The note is convertible (at the option of the holder) into common stock at the lesser of 80% of the average of the 3-lowest closing bid prices during the 30 trading days prior to the closing date (April 12, 2001) or 80% of the average of the 3-lowest closing bid prices during the 30 trading days prior to the conversion date (assumed to be June 30, 2002). At April 12, 2001, the note was convertible into approximately 2,181,500 common shares at an exercise price of approximately $0.1021 per share, and at June 30, 2002, the note was convertible into approximately 9,447,375 common shares at an exercise price of approximately $0.016 per share. In either instance, the fair value of the debt instrument (due to the 80% pricing advantage) was $375,000 (a 25% premium on the principal value), resulting in a further convertible debt discount of $152,228, representing the difference between the note's fair value of $375,000 and the allocated proceeds at issuance of $222,772. This discount was fully amortized at June 30, 2002.

A corresponding $152,228 credit was made to additional paid-in capital for the conversion benefit option, i.e., the intrinsic value of the matured debt instrument. Interest accrued at 8% on the $300,000 note principal through June 30, 2002 was $26,158; for presentation purposes, this interest was added to the principal value of the note at the year-end balance sheet date. The holder can also convert the accrued interest into common stock at a 25% premium ($2,799), bringing the total conversion benefit option to $155,027. Total amortization of interest on the discounted convertible note during the year ended September 30, 2001 (including $32,775 in debt issuance costs associated with the transaction) amounted to $265,030.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 5. NOTES PAYABLE (continued)

On February 15, 2002, and as amended on April 2, 2002, the Company agreed to settlement terms with Laurus regarding the Company's obligations under its promissory note issued in favor of Laurus. Under the terms of this settlement arrangement, the Company paid to Laurus $100,000 in cash on February 19, 2002 and $50,000 in cash on April 5, 2002. The Company also agreed with Laurus that the Company's obligations under a registration rights agreement would terminate, and that the Company would make payments in an aggregate of $75,000 by August 15, 2002. Further, the Company agreed with Laurus that the principal balance of the 8% Convertible Promissory Note would be reduced to $250,000, the interest rate would be increased to 14%, and that the $75,000 to be received by August 15, 2002 would further reduce the principal balance of this note. The Company also agreed with Laurus that under the note, the Company would make minimum monthly payments commencing September 1, 2002 of $14,583 plus accrued and unpaid interest until all amounts owed under the note have been repaid in full. Laurus also agreed to a modification of their agreements with the Company that limits the amount of the Company's common stock that Laurus may own at any time to 4.99%. In connection with the Company's arrangement with Laurus regarding the repayment of its note, Laurus agreed that 500,000 warrants of the 1,000,000 warrants originally issued in connection with the 8% Convertible Note, would be cancelled. Laurus further agreed that upon receipt of payments in the aggregate amount of $225,000, it would return all shares of common stock of the Company held as security with the exception of 2,335,885 shares which would remain outstanding as security for the full satisfaction of the Company's obligations to Laurus. Finally, the Company agreed to re-price 250,000 warrants held by Laurus from an exercise price of $0.192 per share to an exercise price of $0.10 per share and also agreed to re-price another 250,000 warrants held by Laurus from an exercise price of $0.192 per share to an exercise price of $0.15 per share.

In February 2002, we borrowed $340,000 from the Mercator Momentum Fund. This loan from the Mercator Momentum Fund was a short-term loan due May 15, 2002 and accrues interest at an annual rate of 18%. The loan was secured by shares of common stock. On June 14, 2002 Mercator Momentum Fund transferred
collateral in the form of   5,861,814 shares of common stock to their name
because the Company was in default on the loan. Thereafter, On June 21, 2002.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 5. NOTES PAYABLE (continued)

Mercator Momentum Fund filed an action against Conectisys Corporation, Robert A. Spigno and Patricia A. Spigno in the Superior Court of California, County of Los Angeles (Case No. BC276283) for breach of promissory note, foreclosure of security interests and fraud and deceit. Mr. Spigno is the Chairman of the Board and a director of the Company and is also our Chief Executive Officer. Ms. Spigno is the Company's Secretary and Chief Financial Officer. On July 3, 2002, Mercator Momentum Fund filed a first amended complaint in the Superior Court of California, County of Los Angeles (Case No. BC276283) adding a claim for common count for money lent. Mercator Momentum Fund seeks damages of approximately $243,000 plus approximately $66 in interest per day commencing June 21, 2002 and other compensatory and punitive damages of unspecified amount. The Company believes that Mercator Momentum Fund's claims are without merit because, among other factors, they have affirmative defenses to those claims, including usury and the satisfaction of amounts owed under loan from Mercator Momentum Fund as a result of the enforcement by Mercator Momentum Fund of its security interest in shares of common stock. The Company intends to vigorously defend against these claims and to pursue appropriate counterclaims against Mercator Momentum Fund.

NOTE 6. SECURED CONVERTIBLE DEBENTURES

In order to provide working capital and financing for the Company's continued research and development efforts as of March 29, 2002, the Company entered into a securities purchase agreement and related agreements with four accredited investors (the "Purchasers") for the purchase of up to $750,000 of the Company's 12% Convertible Debentures due one year from their date of issuance. The Company granted the holders of the debentures a continuing security interest in all of the Company's assets to secure the Company's obligations under the debentures and related agreements. The debentures bear interest at a rate of 12% per annum, payable quarterly in common stock or cash at the option of the Purchasers.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 6. SECURED CONVERTIBLE DEBENTURES (continued)

On March 29, 2002 the Company issued an aggregate of $300,000 of 12% convertible debentures in a private offering to four accredited investors. Three of the investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of the company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.06 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock at a per share exercise price equal to the lesser of $.045 and the average of the lowest three intra-day trading prices during the 20 trading days immediately preceding an exercise.

On May 10, 2002 the Company issued an aggregate of $150,000 of 12% convertible debentures in a private offering to four accredited investors. Three of the investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of the Company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.06 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock at a per share exercise price equal to the lesser of $.045 and the average of the lowest three intra-day trading prices during the 20 trading days immediately preceding an exercise.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 6. SECURED CONVERTIBLE DEBENTURES (continued)

On June 17, 2002 the Company issued an aggregate of $300,000 of 12% convertible debentures in a private offering to four accredited investors. Three of the investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of the company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.06 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock at a per share exercise price equal to the lesser of $.045 and the average of the lowest three intra-day trading prices during the 20 trading days immediately preceding an exercise.

The Company's convertible debentures and related warrants contain anti-dilution provisions whereby, if the Company issues common stock or securities convertible into or exercisable for common stock at a price less than the conversion or exercise prices of the debentures or warrants, the conversion and exercise prices of the debentures or shall be adjusted as stipulated in the agreements governing such debentures and warrants.

The fair value of the twelve debt instruments (due to the 100% pricing advantage) in aggregate was $1,500,000 (a 100% premium on the principal
value) making the beneficial conversion option   $649,913 at inception
($750,000 less the $100,087 allocated to the issuance of the 3,750,000 related warrants).

During the nine months ended June 30, 2002, the Company issued 2,903,661 shares of common stock in connection with regular interest payments and upon conversion of an aggregate of $53,250 of principal and $1,403 of related interest on the Company's convertible debentures. A corresponding reduction of $46,144 to the beneficial conversion option was made.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 6. SECURED CONVERTIBLE DEBENTURES (continued)

Interest accrued at 12% on the aggregate original principal amount of $750,000 of convertible debentures through June 30, 2002 was $11,571. The holders can also convert the accrued interest into common stock at a 100% premium ($11,571), bringing the total beneficial conversion option balance to $615,340 at June 30, 2002.

As of June 30, 2002, the Company was indebted for an aggregate of $708,321 of principal and accrued and unpaid interest on these convertible debentures. To the extent debentures issued by the Company are converted into shares of common stock, the Company will not be obligated to repay the converted amounts.

The Company's authorized capital stock consists of 250,000,000 shares of common stock, no par value per share, and 50,000,000 shares of preferred stock, $1.00 par value per share. Of the 50,000,000 authorized shares of preferred stock, 1,000,000 shares have been designated as Class A Preferred Stock and 1,000,000 shares have been designated as Class B Preferred Stock, and the remaining 48,000,000 shares are undesignated. As of June 30, 2002, there were 44,486,027 shares of the Company's common stock outstanding held by approximately 700 holders of record and 200,020 shares of the Company's Class A Preferred Stock outstanding held by one holder of record and no shares of Class B Preferred Stock outstanding.

Each share of Class A Preferred Stock is entitled to 100 votes per share on all matters presented to the Company's shareholders for action. The Class A Preferred Stock does not have any liquidation preference, additional voting rights, conversion rights, anti-dilution rights or any other preferential rights.

Each share of Class B Preferred Stock is convertible into 10 shares of the Company's common stock. The Class B Preferred Stock does not have any liquidation preference, voting rights, other conversion rights, anti-dilution rights or any other preferential rights.

In October 2001, the Company issued 1,200,000 shares of common stock valued at $187,200 to a consultant.

In December 2001, the Company issued 60,000 shares of Class A Preferred stock to the President of the Company for a $60,000 debt reduction

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 7. SHAREHOLDERS' EQUITY (DEFICIT) AND STOCK ISSUANCES

In December 2001, a consultant exercised 300,000 shares of common stock in exchange for reduction in debt of $39,000.

In January 2002, the Company issued an aggregate of 450,000 shares of common stock valued at $51,000 to two consultants for services rendered.

In February 2002, the Company issued 2,613,334 shares of common stock to five note holders in exchange for the cancellation of $209,000 of debt.

In February 2002, the Company issued 3,500,000 shares of common stock as collateral for a Promissory Note.

In March 2002, the Company issued 50,000 shares of common stock valued at $2,000 to a consultant as compensation for services rendered.

During quarter ended June 2002, 3,750,000 warrants were issued in conjunction with aggregate convertible debt of $750,000, the portion of the proceeds allocable to the warrants was $100,087.

In April 2002, the Company issued 630,000 shares of common stock to two consultants for $63,000 of services.

In May 2002, the Company issued 100,000 shares of common stock to a consultant for $5,000 of services.

In May 2002, the Company issued 200,000 shares of common stock and options to purchase 200,000 shares of common stock at exercise price of $.50 per share in exchange for an aggregate of $20,000 in cash.

In June 2002, the Company issued 300,000 shares of common stock and options to purchase 300,000 shares of common stock at exercise price of $.50 per share in exchange for an aggregate of $30,000 in cash.

In June 2002, the Company issued 1,098,707 shares of common stock to three consultants for $42,789 of services.

In June 2002, the Company issued an aggregate of 2,903,661 shares of common stock to four accredited investors upon conversion of an aggregate of $53,250 in principal plus related interest on our convertible debentures.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 8. INCOME TAXES

Deferred income taxes consisted of the following:

      Deferred tax asset, benefit
      of net operating loss carryforward          $ 6,700,000
      Valuation allowance                          (6,700,000)
                                                  -----------
        Net deferred taxes                        $       -
                                                  ===========

The valuation allowance offsets the net deferred tax asset, since it is more likely than not that it would not be recovered.

The Company has approximately $16,800,000 in federal and $16,800,000 in California net operating loss carryforwards. The federal net operating loss carryforwards expire as follows: $2,700,000 in the year 2012, $5,300,000 in 2018, $1,200,000 in 2019, $3,500,000 in 2020, $2,400,000 in 2021 and
$1,700,000 in the year 2022. The California net operating loss carryforwards expire as follows: $2,700,000 in the year 2002, $5,300,000 in 2003, $1,200,000 in 2004, $3,500,000 in 2005, $2,400,000 in 2006 and
$1,700,000 in 2007.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Litigation

In February 2002, the Company borrowed $340,000 from the Mercator Momentum Fund in order to make the initial $100,000 payment under a settlement arrangement with Laurus and to fund continuing development of our H-Net(TM) system. This loan from the Mercator Momentum Fund was a short-term loan due May 15, 2002 and accrues interest an annual rate of 18%. The loan was secured by shares of our common stock. As of June 13, 2002, the Company owed Mercator Momentum Fund approximately $243,000 of principal and accrued and unpaid interest under this loan and were in default in the repayment of this debt.

On June 14, 2002, Mercator Momentum Fund transferred collateral in the form of 5,861,814 shares of the Company's common stock into its name as a result of the Company's default on Mercator's loan. Of the 5,861,814 shares of common stock transferred into the name of Mercator Momentum Fund, 3,500,000 shares of the Company's common stock were issued and pledged as collateral by the Company in February 2002, and 2,361,814 shares of the Company's common stock were issued and pledged as collateral by Robert Spigno, the Company's Chief Executive Officer, in February 2002.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 9. COMMITMENTS AND CONTINGENCIES (continued)

On June 21, 2002 Mercator Momentum Fund filed an action against Conectisys Corporation, Robert A. Spigno and Patricia A. Spigno in the Superior Court of California, County of Los Angeles (Case No. BC276283) for breach of promissory note, foreclosure of security interests and fraud and deceit. Mr. Spigno is the Chairman of the Board and a director of the Company and is also our Chief Executive Officer. Ms. Spigno is the Company's Secretary and Chief Financial Officer. On July 3, 2002, Mercator Momentum Fund filed a first amended complaint in the Superior Court of California, County of Los Angeles (Case No. BC276283) adding a claim for common count for money lent. Mercator Momentum Fund seeks damages of approximately $243,000 plus approximately $66 in interest per day commencing June 21, 2002 and other compensatory and punitive damages of unspecified amount. The Company believes that Mercator Momentum Fund's claims are without merit because, among other factors, they have affirmative defenses to those claims, including usury and the satisfaction of amounts owed under loan from Mercator Momentum Fund as a result of the enforcement by Mercator Momentum Fund of its security interest in shares of common stock. The Company intends to vigorously defend against these claims and to pursue appropriate counterclaims against Mercator Momentum Fund.

The Company, during its normal course of business, may be subject from time to time to disputes and to legal proceedings against it. Both counsel and management do not expect that the ultimate outcome of any current claims will have a material adverse effect on the Company's financial statements.

NOTE 10.        FORM S-8 FILINGS

In September 2001, the Company filed a registration statement on Form S-8 covering its amended Non-Qualified Stock Option and Stock Bonus Plan for independent consultants to the Company, which authorizes the issuance of an additional 3,000,000 shares of common stock. 1,000,000 of these shares valued at $113,300 were issued to a consultant as a retainer in September 2001. Another 1,500,000 shares valued at $226,200 were issued to consultants during the three months ended December 31, 2002. During the three months ended June 30, 2002, 450,000 shares valued at $51,000 were issued to consultants for services leaving an unissued balance of 50,000 shares under the Company's amended Non-Qualified Stock Option and Stock Bonus Plan.

CONECTISYS CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

NOTE 11.        STOCK OPTIONS AND WARRANTS

The total outstanding options and warrants represented in the balance sheet at June 30, 2002 is 8,857,154. This includes the 500,000 exercised at $0.13 and 3,750,000 issued with an exercise price of $0.045 subject to re-pricing issued in conjunction with convertible debentures during the nine-month period ending June 30, 2002. This excludes 2,852,205 warrants and options which have nominal value and which were issued to certain stock subscription investors. This also excludes a contingent issuance to the Company's Chief Technical Officer of 2,000,000 common stock options exercisable at $0.50 per share and expiring December 31, 2002, which common stock options will not vest until certain milestones have been attained.

NOTE 12.        SUBSEQUENT EVENTS

In August 2002, the Company issued an aggregate of 1,650,182 shares of common stock to four accredited investors upon conversion of an aggregate of $9,970 in principal plus related interest on the Company's convertible debentures.

In August 2002, the Company issued 1,000,000 shares of common stock valued at $20,000 to a consultant for services rendered. In August 2002 the Company filed a registration statement on Form S-8 covering the resale of the 1,000,000 shares of common stock issued to that consultant.

PART II, ITEM 26, RECENT SALES OF UNREGISTERED
SECURITIES IS REPLACED WITH THE FOLLOWING:
--------------------------------------------------------------------------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

        In September 1999, we granted an a option to purchase 100,000 shares of common stock at an exercise price $.38 per share to a director.

        In September 1999, we issued an aggregate of 147,481 shares of common stock valued at $14,775 to two employees as compensation for services rendered.

        In September 1999, we issued an aggregate of 405,800 shares of common stock in private offerings to an accredited investor in exchange for $110,000 cash.

        In September 1999, we issued 172,868 shares of common stock valued at $52,440 to two consultants for services rendered.

        In September 1999, we issued 960,321 shares of common stock to a corporation owned by two of our officers in exchange for $197,500 represented by the cancellation of debt.

        In November 1999 and through September 2000, we issued an aggregate of 240,000 shares of common stock valued at $130,000 to six consultants for consulting services rendered.

        In November 1999 we granted an option to purchase 500,000 shares of common stock at an exercise price of $.15 per share to an officer.

        In November 1999 we granted an option to purchase 2,000,000 shares of common stock at an exercise price of $.50 per share to an officer.

        In November 1999 we granted an option to purchase 100,000 shares of common stock at an exercise price of $.38 per share to an officer.

        In November 1999 we granted an option to purchase 506,500 shares of common stock at an exercise price of $2.00 per share to an accredited investor in connection with a private placement transaction.

        In December 1999 and through February 2000, we issued an aggregate of 879,309 shares of common stock valued at $419,747 to three current and one former officers as compensation for services rendered.

        In December 1999, we issued an aggregate of 616,087 shares of common stock valued at $460,000 to five consultants for services rendered.

        In January 2000 we granted an option to purchase 250,000 shares of common stock at an exercise price of $.50 per share to a consultant for consulting services rendered.

        In February through April 2000, we issued an aggregate of 383,913 shares of common stock valued at $188,227 to two consultants for services rendered.

        In March 2000, we issued 20,000 shares of common stock valued at $16,000 to an attorney for consulting services rendered.

        In March 2000, we issued an aggregate of 200,672 shares of common stock in private offerings to four accredited investors in exchange for $120,000 cash.

        In March 2000, we issued 135,000 shares of common stock in a private offering to an officer in exchange for $89,042 in cash.

        In March 2000, we granted a fully-vested five-year option to an officer and director to purchase up to 2,000,000 shares of common stock at an exercise price of $.3864 per share.

        In March 2000, we granted a fully-vested two-year option to an officer to purchase up to 500,000 shares of common stock at an exercise price of $.38 per share.

        In March 2000 we granted an a option to purchase 560,250 shares of common stock at an exercise price of $2.00 per share to a consultant for consulting services rendered.

        In April 2000 and through September 2000, we issued an aggregate of 1,042,110 shares of common stock in private offerings to fifteen accredited investors in exchange for $280,219 cash.

        In May 2000, we issued 2,056,346 shares of common stock and 20,000 shares of Class A Preferred Stock to an officer upon the exercise of options in exchange for an aggregate exercise price of $509,972 represented by the cancellation of debt and accrued compensation.

        In June 2000, we issued 800,000 shares of common stock to a note holder upon conversion of $200,000 of principal value.

        In July and through September 2000, we issued an aggregate of 539,389 shares of common stock valued at approximately $229,693 to two officers and directors, one officer and one director as compensation for services rendered.

        In September 2000 we granted an option to purchase 446,305 shares of common stock at an exercise price of $2.00 per share to an accredited investor in connection with a private placement transaction.

        In September 2000 we granted options to purchase an aggregate of 500,000 shares of restricted common stock at a 15% discount from the market price to two consultants for consulting services rendered.

        In September 2000, we issued an aggregate of 500,000 shares of common stock valued at $125,000 to two consultants for services rendered.

        In October 2000, we issued an 18% revolving promissory note to an officer and director in the amount of $75,000 in exchange for that amount of cash advances, which had previously been made. We replaced this note with a new promissory note due September 1, 2002 in the amount of $56,880, which was the amount we owed under the note at the time it was replaced.

        In October 2000, we issued an 18% revolving promissory note to an officer in the amount of $61,945 in exchange for that amount of cash advances, which had previously been made. We replaced this note with a new promissory note due September 1, 2002 in the amount of $25,874, which was the amount we owed under the note at the time it was replaced.

        In October 2000 and through April 2001, we issued 229,388 shares of common stock valued at $41,280 to three consultants as compensation for consulting services rendered.

        During October 2000, April 2001 and through July 2001, we issued an aggregate of 3,814,249 shares of common stock valued at $466,504 to two officers and directors, two officers and one director as compensation for services rendered.

        In November 2000, we issued 50,000 shares of common stock valued at $20,000 to an accounting firm as compensation for services rendered.

        In December 2000, we issued 10,000 shares of common stock valued at $4,330 to a consultant as compensation for consulting services rendered.

        In January 2001, we issued 1,000,000 shares of common stock in a private offering to one accredited investor in exchange for $75,000 cash.

        In January 2001, we issued 300,000 shares of common stock to a note holder upon conversion of $75,000 of principal value.

        In January 2001, we issued as aggregate of 400,000 shares of common stock valued at $34,000 to a consultant for services rendered.

        In March 2001, we issued 100,000 shares of common stock valued at $10,000 to a consultant for services rendered.

        In April 2001, we issued an aggregate of 150,000 shares of common stock valued at $16,982 to a director and two consultants as bonus compensation for extraordinary services rendered.

        In April 2001, we issued 50,000 shares of common stock valued at $5,846 to a consultant for services rendered.

        In April 2001, we issued in aggregate of 400,000 shares of common stock valued at $46,772 to four members of our advisory board for consulting services rendered.

        In April 2001, we issued to one entity an 8% convertible promissory notes due October 12, 2001 in the aggregate principal amount of $300,000 in exchange for that amount in cash and related warrants to purchase up to 1,000,000 shares of common stock. The note was initially convertible into shares of common stock at the lesser of $.136 and 80% of the average of the three lowest closing bid prices of a share of our common stock for the twenty trading days preceding a conversion.

        In April 2001, we granted an option to purchase 45,500 shares of common stock at an exercise price of $2.00 per share to an accredited investor in connection with a private placement transaction.

        In June 2001 and through September 2001, we issued an aggregate of 591,419 shares of common stock valued at $157,683 to a consultant as compensation for consulting services rendered.

        In September 2001, we issued 364,940 shares of common stock valued at $88,300 to a consultant as compensation for consulting services rendered.

        In September 2001, we issued an 18% revolving promissory note due September 1, 2002 to an officer and director in the amount of $56,880 as replacement for a note of the same amount that was cancelled.

        In September 2001, we issued an 18% revolving promissory note due September 1, 2002 to an officer in the amount of $25,874 as replacement for a note of the same amount that was cancelled.

        In September 2001, we granted a fully-vested option to an officer and director to purchase up to 500,000 shares of Class B Preferred Stock at an exercise price of $2.50 per share, as incentive compensation. This equates to $.25 per share of common stock if the Class B Preferred Stock were converted, which was the price of the common stock on that date.

        In September 2001 we granted an option to purchase 465,000 shares of common stock at an exercise price of $2.00 per share to an accredited investor in connection with a private placement transaction.

        In September 2001 we granted options to purchase an aggregate of 2,000,000 shares of common stock at an exercise price of $.13 per share to two consultants in exchange for consulting services rendered.

        In September 2001, we issued 1,000,000 shares of common stock valued at $100,000 to a consultant for services rendered.

        In October 2001 we granted a fully-vested option to an officer and director to purchase up to 310,000 shares of Class A Preferred Stock at an exercise price of $1.00 per share, which was the estimated value on that date.

        In October 2001, we issued 1,200,000 shares of common stock valued at $120,000 to a consultant for services rendered.

        In November 2001 we granted options to purchase an aggregate of 200,000 shares of common stock at an exercise price of $1.00 per share to two accredited investors in connection with private placement transactions.

        In December 2001, we issued 60,000 shares of Class A Preferred Stock to an officer upon partial exercise of an option and in exchange for the cancellation of $60,000 of debt.

        In December 2001, we issued 300,000 shares of common stock valued at $39,000 to a consultant for services rendered.

        In January 2002 we granted an option to purchase 192,100 shares of common stock at an exercise price of $2.00 per share to an accredited investor in connection with a private placement transaction.

        In January 2002, we granted an option to purchase 500,000 shares of common stock at an exercise price of $1.00 per share to an accredited investor in connection with a private placement transaction.

        In January 2002, we issued an aggregate of 450,000 shares of common stock valued at $51,000 to two consultants for services rendered.

        In February 2002, we issued 2,613,334 shares of common stock to five note holders in exchange for the cancellation of $209,000 of debt.

        In February 2002 we issued to one entity an 8% promissory note due May 15, 2002 in the principal amount of $340,000 in exchange for $300,000 in cash. In February 2002, we also issued 3,500,000 shares of common stock valued at $402,500 to that entity as security for its loan of $340,000.

        In February and April 2002, we reached a settlement arrangement with respect to our 8% convertible promissory note issued in April 2001 under which we agreed to immediately repay certain portions of the note and to make certain payments in the future. Under this arrangement, the interest rate on the note increases to 14%. Of the warrants that were initially issued in connection with this note, 500,000 were cancelled and the exercise price of the remaining 500,000 was re-priced.

        In March 2002, we issued 50,000 shares of common stock valued at $2,000 to a consultant as compensation for services rendered.

        On March 29, 2002 we issued an aggregate of $300,000 of 12% convertible debentures in a private offering to four accredited investors. Three of the investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of our outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.06 per share and 50% of the average of the lowest three intraday trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock at a per share exercise price equal to the lesser of $.045 and the average of the lowest three intraday trading prices during the 20 trading days immediately preceding an exercise.

        In April 2002, we granted an option to purchase 500,000 shares of common stock to an investor, having an exercise price of $.10 per share with respect to 250,000 shares of common stock and $.15 per share with respect to the other 250,000 shares of common stock.

        In April 2002, we issued 630,000 shares of common stock valued at $63,000 to a consultant as compensation for consulting services rendered.

        In May 2002, we issued 100,000 shares of common stock valued at $5,000 to a consultant as compensation for consulting services rendered.

        On May 10, 2002, we issued $150,000 of 12% convertible debentures in a private offering to four accredited investors. Three of the investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of our outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.06 per share and 50% of the average of the lowest three intraday trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock at a per share exercise price equal to the lesser of $.045 and the average of the lowest three intraday trading prices during the 20 trading days immediately preceding an exercise.

        In May 2002, we issued 200,000 shares of common stock and an option to purchase 200,000 shares of common stock at an exercise price of $.50 per share in a private placement transaction to one accredited investor in exchange for $20,000 in cash.

        In June 2002, we issued an aggregate of 300,000 shares of common stock and an option to purchase 300,000 shares of common stock at an exercise price of $.50 per share in a private placement transaction to two accredited investors in exchange for $30,000 in cash.

        In June 2002, we issued an aggregate of 2,903,661 shares of common stock to four accredited investors upon conversion of an aggregate of $53,250 in principal plus related interest on our convertible debentures.

        In June 2002, we issued an aggregate of 1,098,707 shares of common stock valued at $42,789 to three consultants for services rendered.

        On June 17, 2002 we issued an aggregate of $300,000 of 12% convertible debentures in a private offering to four accredited investors. Three of the investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of our outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.06 per share and 50% of the average of the lowest three intraday trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock at a per share exercise price equal to the lesser of $.045 and the average of the lowest three intraday trading prices during the 20 trading days immediately preceding an exercise.

        On June 28, 2002, we repriced a fully-vested option issued to an officer and director to purchase up to 500,000 shares of Class B Preferred Stock from an exercise price of $2.50 per share to an exercise price of $.50 per share. The exercise price of $.50 per share equates to $.05 per share of common stock if the Class B Preferred Stock were converted, which was in excess of the price of our common stock on that date.

        In August 2002, we issued an aggregate of 1,650,182 shares of common stock to four accredited investors upon conversion of an aggregate of $9,970 in principal plus related interest on our convertible debentures.

        In August 2002, we issued an aggregate of 1,000,000 shares of common stock valued at $20,000 to a consultant for services rendered.

        Exemption from the registration provisions of the Securities Act of 1933 for the transactions described above is claimed under Section 4(2) of the Securities Act of 1933, among others, on the basis that such transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide.